EXECUTION VERSION

ASSET PURCHASE AGREEMENT
DATED AS OF APRIL 1, 2021,
BY AND AMONG
THE BERT COMPANY (DOING BUSINESS AS NORTHWEST INSURANCE SERVICES),

USI INSURANCE SERVICES LLC,
AND
NORTHWEST BANK

TABLE OF CONTENTS

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) is dated as of April 1, 2021 and is by and among The Bert Company (doing business as Northwest Insurance Services), a Pennsylvania corporation (“NIS” or “Seller”); Northwest Bank, a Pennsylvania-charted savings bank (the “Owner”); and USI Insurance Services LLC, a Delaware limited liability company (“Purchaser”). Seller and the Owner are sometimes referred to individually herein as a “Seller Party” and collectively as the “Seller Parties”. Purchaser and Seller Parties are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms not otherwise defined herein have the meaning assigned to such terms in ARTICLE 12.
BACKGROUND
WHEREAS, Seller is located in Pennsylvania and is engaged in providing Company Business within the Restricted Territory;
WHEREAS, Owner is the direct owner of all of the issued and outstanding capital stock of NIS;
WHEREAS, the Seller Parties desire that Seller sell the Acquired Assets to Purchaser, and Purchaser desires to purchase the Acquired Assets from Seller, on the terms and subject to the conditions hereinafter set forth; and
WHEREAS, to induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereunder, including agreeing to make payments in the amounts contemplated under ARTICLE 2 below, each of the Seller Parties agrees to be bound by the Restrictive Covenants applicable to such Seller Party contained herein.
NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to become legally bound, agree as follows:
ARTICLE 1.SALE OF ASSETS; ASSUMPTION OF LIABILITIES
1.1    Sale of Assets. Subject to the terms and conditions of this Agreement, at the Effective Time, Seller will sell, convey, transfer, and irrevocably assign and deliver to Purchaser, and Purchaser will purchase from Seller, all of Seller’s right, title and interest in and to the Acquired Assets free and clear of all Security Interests.
1.2    Excluded Assets. Assets, properties, rights and interests of Seller that are not expressly included as an Acquired Asset are excluded from the sale and shall be retained by Seller. All such assets excluded from the sale and to be retained by Seller are referred to as the “Excluded Assets”, and shall include, for the avoidance of doubt: (a) all abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar applicable law where the dormancy period elapsed prior to the Effective Time, (b) all Employee Plans, (c) all Contracts and other arrangements (other than the Contracts listed and described in

Schedule 1.1(e), the Assigned Leases and those assigned pursuant to the RC Assignment Agreement), (d) cash, (e) rights, interests, settlements, assets and judgments associated with (i) The Bert Company d/b/a Northwest Insurance Services v. Matthew Turk, William Collins, Jamie Heynes, David McDonnell, First National Insurance Agency, First National Bank, and FNB Corp. Docket No. A.D. 260-2017 (“Warren Case”), including the right to be paid on the appeal bond posted by the defendant(s), and all insurance coverages, (ii) Matthew Turk, First National Insurance Agency, First National Bank, and FNB Corp. v. The Bert Company d/b/a Northwest Insurance Services. Docket No. 817 WDA 2019 (“Warren Appeal”) and (iii) William Collins, Jamie Heynes, David McDonnell, First National Insurance Agency v. Douglas Bert, The Bert Company d/b/a Northwest Insurance Services, Northwest Bank, and Northwest Bancshares, Inc. G.D. No. 19-7699 (“Allegheny Case”, and collectively with the Warren Case and Warren Appeal, the “Excluded Cases”), including insurance and/or insurance agreements to the extent they provide coverage in the Allegheny Case and (f) all Privileged Materials.
1.3    Assumed Liabilities. From and after the Effective Time and on the terms and subject to the conditions contained in this Agreement, Purchaser shall assume, perform, pay and discharge only the Assumed Liabilities and no other liabilities or obligations whatsoever.
1.4    Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, none of Purchaser or any other USI Company shall assume or be required to perform, pay or discharge any, and the Seller Parties shall remain unconditionally liable for all, of the Seller Parties’ debts, obligations, liabilities and commitments, known or unknown, including, without limitation, (a) any and all debts, obligations, liabilities or commitments relating to or arising out of the operation of the Company Business or the ownership of the Acquired Assets prior to the Effective Time (and including, but not limited to, any liabilities or obligations of the Seller Parties for Taxes, any Taxes relating to the ownership or operation of the Acquired Assets on or prior to the Effective Time, any other Taxes that are the responsibility of Seller pursuant to Section 8.1, and any debts, obligations, liabilities or commitments that may be imposed on Purchaser or any other USI Company under a de facto merger, successor transferee, bulk sale or similar theory, absolute, contingent or otherwise), (b) all debts, obligations, liabilities or commitments, including all defense costs and legal fees, relating to or arising out of the Excluded Cases, including the obligation to defend and indemnify Douglas Bert in connection therewith, and (c) those liabilities and obligations set forth in Section 7.4(d), in each case other than those that are expressly and specifically included in the Assumed Liabilities. All such debts, obligations, liabilities and commitments that are not Assumed Liabilities, including, but not limited to, those liabilities described above and those set forth on Schedule 1.4 and any liabilities arising out of or attributable to any Excluded Asset, are referred to as “Excluded Liabilities.”
ARTICLE 2.PURCHASE PRICE
2.1    Purchase Price. On the terms and subject to the terms and conditions of this Agreement, in consideration of the purchase and sale of the Acquired Assets and the Seller Parties entering into the Restrictive Covenants, Purchaser shall assume the Assumed Liabilities and Purchaser shall pay to NIS, in accordance with the terms of this ARTICLE 2, the aggregate of the following (collectively, the “Purchase Price”): (i) the Final Closing Consideration; plus (ii) the Non-Accepting Employee First Reversal Amount required by Section 2.4(b), if any; plus (iii) the Non-Accepting Employee Second Reversal Amounts required by Section 2.4(c), if any; plus (iv) the Lost Revenue Reversal Amount, if any.

2.2    Closing Consideration. At the Closing, Purchaser shall pay to NIS cash in immediately available funds in the amount of (a) $31,800,000; less (b) $320,000, representing required working capital at Closing; less (c) the Transaction Bonuses, less (d) the Employee Base Purchase Price Adjustment required by Section 2.4(b) less (e) the Lost Revenue Amount if the Specified Termination Agreement in a form acceptable to Purchaser is not entered into at or prior to the Closing (the “Closing Consideration”); provided, however, if the Preliminary Net Working Capital reflected in the statement given pursuant to Section 2.3(a) is less than $0, then the Closing Consideration shall be adjusted downward “dollar for dollar” in an amount equal to such shortfall and such adjusted amount shall be paid at the Closing, and if the Preliminary Net Working Capital exceeds $0, then the Closing Consideration shall be adjusted upward “dollar for dollar” in an amount equal to such excess and the amount of such upward adjustment shall be paid upon the later of (i) ninety (90) days from the Closing Date and (ii) within ten (10) business days after the determination of Final Net Working Capital (the amount of any such upward adjustment, the “Estimated Net Working Capital Excess”); which amount shall be subject to adjustment pursuant to Sections 2.3(b)–2.3(g) (the Closing Consideration, as adjusted pursuant to this proviso, the “Final Closing Consideration”). Each of the Seller Parties hereby agrees to abide by its respective Restrictive Covenants and acknowledges and agrees that the payment of the Final Closing Consideration shall constitute, among other things, full consideration for its respective Restrictive Covenants and the associated Goodwill included in the Acquired Assets.
2.3    Post-Closing Adjustment.

(a)    At least five (5) business days prior to the Closing Date, NIS will prepare and deliver to Purchaser a statement setting forth in reasonable detail its good faith estimate of the Net Working Capital as of the Effective Time and the calculations supporting NIS’s good faith estimation, for the purposes of calculating the Closing Consideration (“Preliminary Net Working Capital”). The statement will be subject to reasonable review and comment by Purchaser. NIS will consider in good faith any comments Purchaser may have to NIS’s calculation of Preliminary Net Working Capital and whether to amend such statement as a result thereof. Purchaser’s decision to comment upon, or not comment upon, NIS’s calculation of Preliminary Net Working Capital shall have no impact on the determination of Final Net Working Capital pursuant to this Section 2.3.
(b)    Within sixty (60) days following the Closing Date, Purchaser shall prepare and deliver to NIS a statement setting forth in reasonable detail its calculation of Net Working Capital as of the Effective Time (the “Closing Net Working Capital”). If within thirty (30) days after the delivery of the Closing Net Working Capital statement to NIS, Purchaser and NIS agree upon the calculation of the Closing Net Working Capital, then such calculation shall be deemed final and binding and the Closing Consideration shall be adjusted, if at all, in accordance with Section 2.3(g); provided, however, if the Parties do not so agree, then Section 2.3(c) and Section 2.3(d) hereof shall apply.
(c)    If NIS, in good faith, disagrees with any portion of the Closing Net Working Capital calculation set forth in the Closing Net Working Capital statement to be delivered by Purchaser, NIS may, within thirty (30) days after receipt of such statement (the “Objection Period”), deliver a written notice to Purchaser setting forth NIS’s objections thereto (the “Objection Notice”). Any Objection Notice shall specify in reasonable detail those items or amounts as to which NIS disagrees, the basis of such disagreement and, if the disagreement relates to the calculation of amounts, NIS’s calculation of such amounts. If an Objection Notice is not timely received by Purchaser within the Objection Period, NIS shall be deemed to agree in all respects with the Closing Net Working Capital as prepared by Purchaser, and such calculation shall be final and binding on the Parties and the Closing Consideration shall be adjusted, if at all, in accordance with the provisions of Section 2.3(g).

(d)    If an Objection Notice is timely received by Purchaser within the Objection Period, the Parties shall, during the thirty (30) days following Purchaser’s receipt of such notice, use their good faith, reasonable efforts to reach an agreement on the disputed terms. If such an agreement is reached, the Closing Net Working Capital as so agreed shall be final and binding on the Parties and the Closing Consideration shall be adjusted, if at all, in accordance with the provisions of Section 2.3(g). If the Parties are unable to reach such an agreement, Purchaser and NIS shall jointly retain Schneider Downs & Co., Inc. or, if the Parties agree, another mutually acceptable independent accounting firm (the “Accountant”) to resolve any remaining disagreements. Purchaser and the Seller Parties shall execute, if requested by the Accountant, a reasonable engagement letter, including customary indemnification provisions in favor of the Accountant. Purchaser and NIS shall direct the Accountant to render a determination in writing as promptly as practicable and in any event within thirty (30) business days after its retention and the Parties shall cooperate with the Accountant during its engagement and make available the records and workpapers necessary for its review. The Accountant shall consider only those items and amounts set forth in the Objection Notice that Purchaser and NIS have been unable to resolve, and the Accountant shall review only the records and workpapers submitted and base its determination solely on such submissions and the related computational materials. In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value of such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Accountant’s determination shall be based on the definitions included herein and shall otherwise be made in accordance with this Agreement. The determination of the Accountant shall be conclusive and binding upon the Parties and the Closing Consideration shall be adjusted, if at all, in accordance with the provisions of Section 2.3(g).
(e)    The Closing Net Working Capital (either as agreed to by NIS and Purchaser, as deemed final pursuant to either Section 2.3(b) or Section 2.3(c) above or as determined pursuant to Section 2.3(d) above) shall be final and binding on the Parties and will be referred to as the “Final Net Working Capital.” Purchaser and NIS shall each bear a percentage of the fees and expenses of the Accountant in the inverse proportion to which the Accountant determines such Party is correct in its calculation of the disputed amount set forth in the Objection Notice. For example, if the Accountant determines that Purchaser is seventy-five percent (75%) correct in its calculation of the aggregate amounts in dispute, NIS shall bear seventy-five percent (75%) of the Accountant’s fees and expenses. Purchaser and NIS shall each bear one-hundred percent (100%) of their own related expenses other than expenses related to the Accountant.
(f)    Purchaser and the Seller Parties shall cooperate and assist in good faith in the preparation of the Closing Net Working Capital and in the conduct of the reviews referred to in this Section 2.3, including making available, to the extent reasonably necessary, books, records, work papers and personnel at such reasonable times as any Party shall request and permitting (at the expense of the requesting Party) the copying of any records or extracts thereof reasonably requested.

(g)    If Final Net Working Capital is less than Preliminary Net Working Capital, NIS shall, and Owner shall cause NIS to, pay the amount of such shortfall to Purchaser. If Final Net Working Capital is greater than Preliminary Net Working Capital, Purchaser shall pay the amount of such excess to NIS. Any payment set forth in this Section 2.3(g) shall be made by NIS within ten (10) business days after the Final Net Working Capital is determined and by Purchaser upon the later of (i) ninety (90) days from the Closing Date and (ii) ten (10) business days after the Final Net Working Capital is determined, and in each case shall be payable by wire transfer of immediately available funds to an account designated by the Party receiving payment. For the avoidance of doubt, Purchaser’s obligation to pay the amount of any Estimated Net Working Capital Excess to NIS pursuant to Section 2.2 is independent of any obligation of either Party to make any payment required pursuant to this Section 2.3(g), and the Parties may mutually agree to net (or aggregate) any payments required to be made to each other under such Sections as may be convenient and appropriate under the circumstances.
2.4    Employee Base Purchase Price Adjustment.
(a)    Schedule 2.4 sets forth (i) the name of certain employees of the Seller Parties (the “Scheduled Employees”), (ii) the revenue associated with each Scheduled Employee (excluding revenue from insurance policies of Owner and its Affiliates) (the “Covered Revenue”), (iii) the product of 3.14 multiplied by the Covered Revenue (such amount, the “Non-Accepting Employee Adjustment Amount” for such Schedule Employees) and (iv) the Clients who generated the Covered Revenue for such Scheduled Employees (such Clients, the “Reference Clients”).
(b)    In the event that any Scheduled Employee fails to execute the Purchaser New Hire Documents on or before the Closing Date, or executes such Purchaser New Hire Documents but subsequently repudiates or disavows such Purchaser New Hire Documents prior to the Closing Date (each a “Non-Accepting Employee”), the Purchase Price shall be reduced by the Non-Accepting Employee Adjustment Amount for each such Non-Accepting Employee (the aggregate amount of the Non-Accepting Employee Adjustment Amounts, if any, the “Employee Base Purchase Price Adjustment”); provided, however, if a Employee Base Purchase Price Adjustment is made with respect to any Non-Accepting Employee, and such Non-Accepting Employee executed and delivers to Purchaser the Purchaser New Hire Documents within the thirty (30) day period after the Closing Date and does not repudiate or disavow such Purchaser New Hire Documents within such thirty (30) day period, then Purchaser shall pay to NIS the Employee Base Purchase Price Adjustment attributed to such Non-Accepting Employee within ten (10) business days after the Final Net Working Capital is determined (the “Non-Accepting Employee First Reversal Amount”). Any Non-Accepting Employee who executes and delivers to Purchaser the Purchaser New Hire Documents within the thirty (30) day period after the Closing Date and does not repudiate or disavow such Purchaser New Hire Documents within such thirty (30) day period shall no longer be deemed a “Non-Accepting Employee” for purposes of this Section 2.4. Purchaser shall reflect the amount of any Employee Base Purchase Price Adjustment as a separate liability on its books and records until Purchaser pays any required Non-Accepting Employee Second Reversal Amount in accordance with Section 2.4(c), with such liability being reduced by the amount of any Non-Accepting Employee First Reversal Amount paid by Purchaser.

(c)    If an amount representing the Employee Base Purchase Price Adjustment was deducted from the payment due from Purchaser to NIS at Closing pursuant to Section 2.2(d) with respect to any Non-Accepting Employee and not subsequently paid to NIS as a Non-Accepting Employee First Reversal Amount pursuant to Section 2.4(b), within five (5) business days of the final determination of the aggregate In-Force Revenue for the Active Reference Clients of such Non-Accepting Employee as of the last day of the Measurement Period, as determined in accordance with Section 2.4(d), Purchaser shall pay to NIS (i) the lesser of (A) the product of 3.14 multiplied by the aggregate In-Force Revenue for the Active Reference Clients of such Non-Accepting Employee as of the last day of the Measurement Period and (B) the Non-Accepting Employee Adjustment Amount corresponding to such Non-Accepting Employee, minus (ii) any third-party costs and expenses, including reasonable attorneys’ fees, incurred by USI Advantage Corp. and/or any of its Subsidiaries in enforcing or attempting to enforce such Non-Accepting Employee’s Restricted Covenant Agreement assigned to Purchaser pursuant to Section 7.4(g) hereof and subject to reduction as a result of any exercise of Purchaser’s set-off right pursuant to Section 6.4(a) (any such amount, a “Non-Accepting Employee Second Reversal Amount”). Notwithstanding anything herein to the contrary, In-Force Revenue for an Active Reference Client shall only be counted once in the calculation of the total Non-Accepting Employee Second Reversal Amounts. Payment of any Non-Accepting Employee Second Reversal Amounts by Purchaser shall be made to NIS following the final determination of the In-Force Revenue as of the last day of the Measurement Period for all Non-Accepting Employees in accordance with Section 2.4(d). Notwithstanding anything to the contrary contained herein, in no event shall Purchaser be required to pay to Seller an aggregate amount under this Section 2.4(c) that would exceed the Employee Base Purchase Price Adjustment Amount minus Non-Accepting Employee First Reversal Amount, if any and minus the aggregate costs incurred by USI Advantage Corp. and/or any of its Subsidiaries in enforcing or attempting to enforce the Non-Accepting Employees’ Restricted Covenant Agreements assigned to Purchaser pursuant to Section 7.4(g) hereof.
(d)    Review of In-Force Revenue.
(i)    If an Employee Base Purchase Price Adjustment was deducted from the payment due from Purchaser to NIS at Closing pursuant to Section 2.2(d) with respect to any Non-Accepting Employee(s) and not subsequently paid to NIS as a Non-Accepting Employee First Reversal Amount pursuant to Section 2.4(b), within thirty (30) days following the second anniversary of the Closing Date, Purchaser shall prepare and deliver to NIS a statement (the “In-Force Revenue Statement”) setting forth in reasonable detail its calculation of the aggregate In-Force Revenue for the Active Reference Clients of each Non-Accepting Employee as of the last day of the Measurement Period, a summary of the costs incurred by USI Advantage Corp. and/or any of its Subsidiaries in enforcing or attempting to enforce such Non-Accepting Employee’s Restricted Covenant Agreement assigned to Purchaser pursuant to Section 7.4(g), and the corresponding Non-Accepting Employee Second Reversal Amount for each Non-Accepting Employee. In-Force Revenue shall be calculated in accordance with the definition thereof. If within thirty (30) days after the delivery of the In-Force Revenue Statement to NIS, Purchaser and NIS agree upon Purchaser’s calculation of the In-Force Revenue set forth therein, then such calculation, and the Non-Accepting Employee Second Reversal Amount for each Non-Accepting Employee derived therefrom, shall be deemed final and binding upon the Parties.

(ii)    If NIS, in good faith, disagrees with any portion of the In-Force Revenue as calculated by Purchaser and set forth in the In-Force Revenue Statement, NIS may, within thirty (30) days after receipt of such In-Force Revenue Statement (the “In-Force Revenue Objection Period”), deliver a written notice to Purchaser setting forth NIS’s objections thereto (the “In-Force Revenue Objection Notice”). Any In-Force Revenue Objection Notice shall specify in reasonable detail those amounts as to which NIS disagrees, the basis of such disagreement and NIS’s calculation of such amounts. If an In-Force Revenue Objection Notice is not timely received by Purchaser within the In-Force Revenue Objection Period, NIS shall be deemed to agree in all respects with Purchaser’s calculation of In-Force Revenue as set forth in the In-Force Revenue Statement, and such calculation (including the Non-Accepting Employee Second Reversal Amount for each Non-Accepting Employee derived therefrom) shall be final and binding on the Parties.
(iii)    If an In-Force Revenue Objection Notice is timely received by Purchaser within the In-Force Revenue Objection Period, the Parties shall, during the thirty (30) days following Purchaser’s receipt of such notice, use their good faith, reasonable efforts to reach an agreement on the disputed terms. If such an agreement is reached, the In-Force Revenue (and the Non-Accepting Employee Second Reversal Amount for each Non-Accepting Employee derived therefrom) as so agreed shall be final and binding on the Parties. If the Parties are unable to reach such an agreement, Purchaser and NIS shall jointly retain an Accountant to resolve any remaining disagreements. Purchaser and the Seller Parties shall execute, if requested by the Accountant, a reasonable engagement letter, including customary indemnification provisions in favor of the Accountant. Purchaser and NIS shall direct the Accountant to render a determination in writing as promptly as practicable and in any event within thirty (30) days after its retention and the Parties shall cooperate with the Accountant during its engagement and make available the records and workpapers necessary for its review. The Accountant shall consider only those items and amounts set forth in the In-Force Revenue Objection Notice that Purchaser and NIS have been unable to resolve, and the Accountant shall review only the records and workpapers submitted and base its determination solely on such submissions and the related computational materials. In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value of such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Accountant’s determination shall be based on the definitions included herein and shall otherwise be made in accordance with this Agreement. The determination of the Accountant with respect to the disputed items, and the resulting Non-Accepting Employee Second Reversal Amount for each Non-Accepting Employee derived therefrom, shall be conclusive and binding upon the Parties.
(iv)    Purchaser and NIS shall each bear a percentage of the fees and expenses of the Accountant in the inverse proportion to which the Accountant determines such Party is correct in its calculation of the disputed amount set forth in the In-Force Revenue Objection Notice. For example, if the Accountant determines that Purchaser is seventy-five percent (75%) correct in its calculation of the aggregate disputed amounts, NIS shall bear seventy-five percent (75%) of the Accountant’s fees and expenses. Purchaser and NIS shall each bear one-hundred percent (100%) of their own related expenses other than expenses related to the Accountant.

(v)    Purchaser and the Seller Parties shall cooperate and assist in good faith in the preparation of the In-Force Revenue Statement and in the conduct of the reviews referred to in this Section 2.4, including making available, to the extent reasonably necessary, books, records, work papers and personnel at such reasonable times as any Party shall request and permitting (at the expense of the requesting Party) the copying of any records or extracts thereof reasonably requested.

(e)    During the Measurement Period, Purchaser shall use commercially reasonable efforts to enforce Restrictive Covenant Agreements against all Non-Accepting Employees (whether through injunctive relief or other form of available remedy).
2.5    Lost Revenue Reversal. If an amount representing the Lost Revenue Amount was deducted from the payment due from Purchaser to NIS at Closing pursuant to Section 2.2(e) and, within ninety (90) days after the Closing, the Specified Termination Agreement, in a form acceptable to Purchaser, is executed and delivered to Purchaser, Purchaser shall pay to NIS, within five (5) Business Days of the execution of such agreement, the Lost Revenue Reversal Amount.
2.6    Purchase Price Allocation. The Parties shall allocate five percent (5%) of the Final Closing Consideration to the Restrictive Covenants for Tax purposes. The Parties acknowledge and agree that the Tax allocation, if any, of the Final Closing Consideration to Restrictive Covenants shall not, in any way, limit any remedy available to Purchaser for any breach by any Seller Party of any Restrictive Covenants. The Parties shall allocate the remainder of the Final Closing Consideration (and any other relevant items) to the Acquired Assets in accordance with Section 1060 of the Code. NIS shall provide to Purchaser a draft allocation within ninety (90) days after the Closing Date. Within forty-five (45) days after NIS’s delivery of the draft allocation, Purchaser shall notify NIS of any objections it may have thereto. The Parties shall attempt in good faith to resolve any disagreement with respect to such allocation. If the Parties are unable to reach an agreement, they shall cause the Accountant to resolve any remaining disputes. The Parties shall split the costs of such Accountant equally. The Parties agree to file all Tax Returns (including IRS Form 8594) consistent with the purchase price allocation, as finally determined pursuant to this Section 2.6. The Parties shall revise the purchase price allocation, if and when necessary, to take into account any adjustment to the Purchase Price pursuant to this Agreement using the same methodologies as were used in compiling the initial allocation; provided, however, that, for the avoidance of doubt, no additional amounts shall be allocated to the Restrictive Covenants for Tax purposes. To the extent Section 483 of the Code or any succeeding or corresponding provision of applicable law applies to characterize portions of the Purchase Price as interest payments, the Parties hereby agree to so treat them.
2.7    Withholding. Notwithstanding anything to the contrary in this Agreement, Purchaser shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold under applicable law. To the extent amounts are so deducted and withheld by Purchaser, such deducted and withheld amounts (a) shall be remitted to the applicable Governmental Entity and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3.REPRESENTATIONS AND WARRANTIES OF PURCHASER
3.1    Purchaser represents and warrants to Seller the following:
(a)    Organization; Authority; Enforceability. Purchaser is duly organized and validly existing under the laws of its jurisdiction of organization. Purchaser has the necessary organizational power and authority, and has taken all organizational actions necessary, to execute and deliver this Agreement, and all other documents and agreements executed or to be executed by it under or in connection with this Agreement, and to perform its obligations hereunder and thereunder. This Agreement does, and all other documents and agreements to be executed by Purchaser as contemplated hereunder shall, constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the effect of receivership, conservatorship or supervisory powers of insurance regulatory agencies and subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(b)    No Conflicts. The execution and delivery of this Agreement and the other documents and agreements to be executed by Purchaser as contemplated hereunder, the consummation of the transactions contemplated hereby or thereby, and the compliance with the terms and conditions hereof or thereof will not (i) contravene any provision of law or any statute, decree, rule, regulation, injunction, judgment, order, decree, ruling, charge, or other restriction binding upon Purchaser or contravene any License applicable to Purchaser; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under or require any consent or other action by any Person under any Contract or other arrangement to which Purchaser is a party or by which it is bound.
(c)    Required Filings and Consents. The execution and delivery of this Agreement and the other documents and agreements to be executed by Purchaser as contemplated hereunder and the taking of any action by Purchaser in connection with this Agreement require no authorizations, consents or approvals of, or exemptions by, or notice to, or filings with any Governmental Entity (including, without limitation, any insurance regulatory authorities).
(d)    Litigation and Claims. There is no pending or, to Purchaser’s Knowledge, threatened claim, charge, complaint, demand, hearing, action, suit, arbitration, inquiry, proceeding, investigation, suspension, cease-and-desist order or consent agreement, memorandum of understanding or other regulatory enforcement action by or before any Governmental Entity to which Purchaser is a party, which seeks to restrain, condition or prohibit the transactions contemplated herein.

(e)    Brokers, Finders and Agents. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, advisor or agent with respect to the transactions contemplated hereunder for which the Seller Parties may become liable.

ARTICLE 4.REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
4.1    The Seller Parties jointly and severally represent and warrant the following to Purchaser with respect to Owner:
(a)    Capitalization. Owner collectively holds of record and own beneficially all of the issued and outstanding equity interests of NIS. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the equity interests of NIS.
(b)    Authority; Enforceability. Owner has the necessary organizational power and authority, and has taken all organizational action necessary, to execute, deliver and perform this Agreement and all other documents and agreements executed or to be executed by it under or in connection with this Agreement, and to its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement does, and all other documents and agreements to be executed by Owner as contemplated hereunder shall, constitute the legal, valid and binding obligation of Owner enforceable in accordance with their terms and conditions, subject to the effect of receivership, conservatorship or supervisory powers of insurance regulatory agencies and subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(c)    No Conflicts. The execution and delivery of this Agreement, the other documents and agreements to be executed by Owner as contemplated hereunder, the consummation of the transactions contemplated hereby and thereby, and the compliance with the terms and conditions hereof or thereof will not (i) contravene any provision of law or any statute, decree, rule, regulation, injunction, judgment, order, decree, ruling, charge, or other restriction binding upon Owner or contravene any License applicable to Owner, (ii) conflict with or results in any breach of any terms, covenants, conditions or provisions of, or constitute a default (with or without the giving of notice or passage of time or both) under the organizational documents of Owner, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under or require any consent or other action by any Person under, any Contract or other arrangement to which Owner is a party, or by which Owner is bound, or to which Owner’s assets are subject, or (iv) result in the attachment, creation or imposition of any Security Interest upon any of the Acquired Assets and/or Assumed Liabilities.
(d)    Required Filings and Consents. The execution and delivery of this Agreement and the other documents and agreements to be executed by Owner as contemplated hereunder and the taking of any action by Owner in connection with this Agreement require no authorizations, consents or approvals of, or exemptions by, or notice to, or filings with any Governmental Entity (including, without limitation, any insurance regulatory authorities).

(e)    Litigation and Claims. There is no pending or, to the Owner’s Knowledge, threatened claim, charge, complaint, demand, hearing, action, suit, arbitration, inquiry, proceeding, investigation, suspension, cease-and-desist order or consent agreement, memorandum of understanding or other regulatory enforcement action by or before any Governmental Entity to which Owner is a party, which (i) seeks to restrain, condition or prohibit the transactions contemplated herein or (ii) which arises out of the Company Business other than, solely in the case of (ii), the Excluded Cases.
4.2    The Seller Parties jointly and severally represent and warrant the following to Purchaser with respect to Seller and, as set forth herein, the Seller Parties:
(a)    Organization; Authority; Enforceability; Subsidiaries. Seller is duly organized and validly existing under the laws of Pennsylvania. Seller has the necessary corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement and all other documents and agreements executed or to be executed by it under or in connection with this Agreement, and to perform its obligations hereunder and thereunder. This Agreement does, and all other documents and agreements to be executed by Seller as contemplated hereunder shall, constitute the legal, valid and binding obligation of Seller enforceable in accordance with their terms and conditions, subject to the effect of receivership, conservatorship or supervisory powers of insurance regulatory agencies and subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Seller has engaged in no activities and has no assets or liabilities arising out of, any business other than the Company Business. Owner is not engaged in any aspect of the Company Business, other than the provision of the administrative, back office, and other services currently provided by Owner to Seller as described in Schedule 4.2(a) and Owner holds no assets of the Company Business or any rights thereto.
(b)    No Conflicts. With respect to Seller, the execution and delivery of this Agreement, the other documents and agreements to be executed by it as contemplated hereunder, the consummation of the transactions contemplated hereby and thereby, and compliance with the terms and conditions hereof or thereof will not (i) contravene any provision of law or any statute, decree, rule, regulation, injunction, judgment, order, decree, ruling, charge, or other restriction binding upon Seller or contravene any License applicable to Seller, including the Licenses which are Acquired Assets, (ii) conflict with or result in any breach of any terms, covenants, conditions or provisions of, or constitute a default (with or without the giving of notice or passage of time or both) under the organizational documents of Seller, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify or cancel, require any notice under or require any consent or other action by any Person under any Contract or other arrangement to which Seller is a party, or by which Seller is bound, or to which Seller’s assets are subject, including the Contracts which are Acquired Assets, or (iv) result in the attachment, creation or imposition of any Security Interest upon any of the assets, rights, Contracts or other property of Seller, including the Acquired Assets, except in the case of clause (iii), where the violation, breach, conflict, default, acceleration or failure to give notice would not reasonably be expected to materially adversely affect the Acquired Assets and/or Assumed Liabilities.

(c)    Required Filings and Consents. The execution and delivery of this Agreement and the other documents and agreements to be executed by Seller as contemplated hereunder and the taking of any action by Seller in connection with this Agreement require no authorizations, consents or approvals of, or exemptions by, or notice to, or filings with any Governmental Entity (including, without limitation, any insurance regulatory authorities).
(d)    Litigation and Claims; Compliance with Law.
(i)    There is no pending, and since January 1, 2018, there has not been, nor to the Seller Parties’ Knowledge is there, any threatened claim, charge, complaint, demand, hearing, action, suit, arbitration, inquiry, proceeding, investigation, suspension, cease-and-desist order or consent agreement, memorandum of understanding or other regulatory enforcement action by or before any Governmental Entity to which any Seller Party or any current or former Affiliate of a Seller Party, or, to the Seller Parties’ Knowledge, any employee of a Seller Party, is a party and is related to the Company Business or which would reasonably be expected to adversely affect the Acquired Assets and/or Assumed Liabilities. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or Governmental Entity or by arbitration) against any Seller Party or any current or former Affiliate of a Seller Party related to the Company Business or which would reasonably be expected to materially adversely affect the Acquired Assets and/or Assumed Liabilities. Except with respect to the Excluded Cases, no Seller Party or current or former Affiliate of a Seller Party is a plaintiff or complainant in any action, suit or proceeding, grievance, arbitration or alternative dispute resolution process before any Governmental Entity or arbitration which, in the case of Owner, is related to the Company Business or which would reasonably be expected to adversely affect the Acquired Assets and/or Assumed Liabilities.
(ii)    Seller is conducting and has conducted the Company Business in all material respects in compliance with all applicable laws, rules, regulations and ordinances. Without limiting the foregoing, no Seller Party or any current or former Affiliate of a Seller Party has engaged in price fixing, bid rigging or any other anticompetitive activity. In connection with the conduct of the Company Business, neither Seller, nor any director, officer, employee, agent, Producer, current or former member or equity owner of Seller has (A) directly or indirectly given or agreed or offered to give any illegal gift, contribution, payment or similar benefit to any supplier, client, governmental official or employee or other Person who was, is or may be in a position to help or hinder Seller (or assist in connection with any actual or proposed transaction) or made or agreed or offered to make any illegal contribution, or reimbursed or agreed or offered to reimburse any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or exert any illegal influence or (B) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose related to or otherwise affecting Seller.
(e)    Title. Seller has sole, good and marketable title to all of the Acquired Assets owned, licensed or leased by Seller (including, without limitation, all Client Accounts and clients and Active Prospective Clients relationships used or required in connection with the conduct of Company Business, and all records, files, data and other records related thereto) and may sell, transfer and assign the Acquired Assets to Purchaser pursuant to this Agreement and vest in Purchaser ownership of the Acquired Assets. Seller has not previously sold, transferred or assigned any of its rights in or to any of the Acquired Assets. The Acquired Assets are free and clear of Security Interests and no current or former equityholder, member, employee or any other Person or entity has any ownership interest, claim, right to solicit, or other present or contingent right or interest in or to any of the Acquired Assets. Except as set forth on Schedule 4.2(e), none of the Acquired Assets used or held for use in the Company Business are held by any current or former Affiliate of Seller other than Seller, including Owner.

(f)    Property.
(i)    Seller does not own any real property. Schedule 4.2(f)(i)(1) sets forth all real estate leased by Seller Parties or their respective current or former Affiliates for the Company Business (the “Leases”). Except as set forth on Schedule 4.2(f)(i)(2), with respect to each Lease: (A) the agreement is the legal, valid, binding and enforceable obligation of the respective Seller Party and the lessor thereto and is in full force and effect in all material respects and has not been amended or supplemented in any manner since a copy thereof was delivered to Purchaser; (B) the respective Seller Party has duly performed in all material respects all of its obligations to the extent such obligations to perform have accrued, (C)(1) neither the respective Seller Party nor the lessor thereto is in breach or default thereof, and (2) no event has occurred which, with notice or lapse of time, would constitute a default, or give rise to a right of offset or a defense by either the respective Seller Party or the lessor; (D) neither the respective Seller Party nor the applicable lessor thereto has repudiated any material provision of the agreement; (E) in the case of the Assigned Leases, except as set forth on Schedule 4.2(f)(i)(3) each such Lease is assignable by the applicable Seller to Purchaser without the consent or approval of the lessor; and (F) the respective Seller Party enjoys quiet enjoyment of such Lease. Seller and its current or former Affiliates have complied in all material respects with all Environmental, Health, and Safety Laws, and no proceeding has been filed, commenced or, to the Seller Parties’ Knowledge, threatened against Seller alleging any failure so to comply, with respect to any real property owned, leased or used by Seller in connection with the Company Business.
(ii)    All personal property used by Seller in the Ordinary Course of Business is owned, leased or licensed by Seller and is in adequate working condition and repair and sufficient for the operation of the Company Business as presently conducted (normal maintenance, wear and tear excepted). All personal property owned, leased or licensed by Seller is in the possession of, and under the control of, Seller, and is suitable for the purposes for which they are being used and are of a condition, nature and quantity sufficient for the conduct of the Company Business as currently conducted or as currently proposed to be conducted. All personal property of Seller is located on or at the real estate leased by a Seller Party for the Company Business.
(g)    Intellectual Property.
(i)    Schedule 4.2(g)(i) hereto contains a list of all material registrations and applications for registration of the Intellectual Property owned by Seller or relating to, used in or necessary for the operation of the Company Business (the “Seller Intellectual Property”). No Seller Intellectual Property is subject to any outstanding order, injunction, decree, stipulation or award restricting the use thereof by Seller or restricting the licensing thereof by Seller to any Person. To the Seller Parties’ Knowledge, Seller is not currently infringing any valid and enforceable Intellectual Property right of any third party.

(ii)    Seller owns or otherwise holds all valid rights to use all Seller Intellectual Property free of all Security Interests, and all Seller Intellectual Property that is issued, registered, renewed or the subject of a pending application are valid, subsisting, unexpired and enforceable. No unauthorized or infringing use or disclosure of any Seller Intellectual Property has been made, and no current or former employee, independent contractor, or other personnel of Seller has, or has asserted, any claim to any Seller Intellectual Property.
(iii)    The current software applications used by Seller in the operation of the Company Business are set forth and described on Schedule 4.2(g)(iii) hereto (“Seller’s Software”). Seller’s Software, to the extent it is licensed from any third-party licensor or it constitutes “off the shelf” software, is held by Seller under valid, binding and enforceable licenses and is fully transferrable to Purchaser without any third party’s consent. All of Seller’s computer hardware has validly licensed software installed therein. Seller has not sold, assigned, licensed, distributed or in any other way disposed of or encumbered Seller’s Software.
(iv)    Since January 1, 2018, with respect to all personal data that is or previously has been possessed or otherwise controlled by or on behalf of Seller, Seller has complied in all material respects with the Contract under which such personal data was collected. To the Seller Parties’ Knowledge, Seller has not, since January 1, 2018 experienced any actual material loss, damage, or unauthorized access, modification, disclosure, use or breach of security of any database containing personal data that is or previously has been possessed or otherwise controlled by or on behalf of Seller.
(h)    Insurance. Schedule 4.2(h) hereto sets forth a true and complete list of all errors and omissions, business interruption, fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability, cyber and other casualty and property policies and/or programs of insurance held by any of the Seller Parties as to which Seller or the Company Business is an insured party or is named as an additional insured party or that otherwise provides insurance coverage for the assets, business, operations, employees, officers and directors of Seller, the Company Business or any of the Acquired Assets (each, an “Insurance Policy”). True, correct and complete copies of each Insurance Policy together with all endorsements, amendments and riders and a detailed summary of the coverage provided thereunder (which summary will include the type of coverage, name of the insurer, term, limits and deductible or underlying limits of each such Insurance Policy) has been made available to Purchaser. With respect to each such Insurance Policy: (i) the Insurance Policy is valid, binding and in full force and effect; (ii) during the last three (3) years, there have been no changes in any material respect in the coverage, limits or other terms of any Insurance Policy; (iii) all premiums with respect each Insurance Policy covering all current periods have been paid to the extent due; (iv) during the last three (3) years, no Seller Party has received any written notice of cancellation, non-renewal of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policy to the extent relating to Seller, the Company Business or any of the Acquired Assets; (v) during the last three (3) years, no Seller Party has received a written reservation of rights or a written notice that any material claim for coverage relating to Seller, the Company Business or any of the Acquired

Assets has been denied other than routine notices acknowledging claims or setting forth a standard reservation of rights; and (vi) none of Insurance Policies provide for any retrospective premium adjustment or other experience-based liability on the part of Seller, the Company Business or with respect to any of the Acquired Assets. With respect to each Insurance Policy: (w) each Seller Party and its respective Affiliates are in compliance in all material respects with the terms of each Insurance Policy, (x) the consummation of the transactions contemplated hereby will not affect or impair the availability of insurance coverage for Seller under any such Insurance Policy, (y) each such Insurance Policy names Seller as an insured on that Insurance Policy or contains an endorsement naming Seller as a named or additional insured and (z) the coverage limits under each Insurance Policy have not been exhausted or impaired.

(i)    Taxes and Tax Returns. Seller has filed all Tax Returns that are required to have been filed by it on or prior to the day of the Effective Time and has timely paid all Taxes, if any, which are shown thereupon as due and owing, or which otherwise are required to be paid. All such Tax Returns are true, correct and complete in all material respects. No claim has been made by any Governmental Entity in a jurisdiction where Seller does not file Tax Returns that Seller is, or may be, subject to taxation or to a requirement to file Tax Returns in such jurisdiction. Seller has withheld and paid, and collected and paid, all material Taxes required by applicable law to have been withheld and paid, and collected and paid, in connection with amounts paid or owing to, or received or owing from, any employee, Producer or contractor, creditor, stockholder, or other third party. There are no liens with respect to Taxes upon any of the assets or properties of Seller, other than with respect to Taxes not yet due and payable. No deficiency for any Taxes has been proposed, or, to the Knowledge the Seller Parties, is expected to be proposed against Seller or with respect to the Acquired Assets or the Company Business, which deficiency has not been paid in full. There is no audit, litigation or arbitration or administrative proceeding or claim asserted, pending or, to the Knowledge of the Seller Parties, threatened respecting or involving Seller, the Company Business, or any of the Acquired Assets with respect to any material Tax. Seller has not requested or entered into an agreement or waiver extending any statute of limitations relating to any Tax. No Seller Party is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. No Seller Party is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b). None of the Acquired Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code. None of the Acquired Assets constitutes a United States real property interest within the meaning of Section 897(c) of the Code. None of the Acquired Assets is tax-exempt use property within the meaning of Section 168(h) of the Code. Except as set forth in Schedule 4.2(i), no Seller Party is a party to any Tax allocation, sharing, indemnity, or reimbursement Contract, or is liable for the Taxes of any other Person as a transferee or successor, by contract or otherwise with respect to the Company Business or the Acquired Assets. Since its formation, Seller has been at all times a valid C corporation for U.S. federal and applicable state income Tax purposes.
(j)    Financial Statements.

(i)    Attached hereto as Schedule 4.2(j)(i) are true, correct and complete copies of the following consolidated unaudited financial statements with respect to the Company Business (collectively “Seller Financial Statements”): (a) consolidated balance sheet of Seller as at December 31, 2020, together with the related income statement for the twelve (12) month period then ended, and (b) consolidated balance sheet of Seller as of February 28, 2021 (the “February Balance Sheet”), together with the related income statement for the month months then ended. Seller’s Financial Statements: (1) have been prepared in accordance with the books and records of Seller; (2) have been prepared in material accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods; and (3) present fairly in all material respects the consolidated financial condition of Seller as of the dates and for the periods indicated, and their results of operations for the periods then ended.

(ii)    The Seller’s agency management system financial statements for the months-ended December 31, 2020 and February 28, 2021 are attached hereto as Schedule 4.2(j)(ii) (the “AMS Financials”).  The AMS Financials have been prepared in accordance with the books and records of Seller using ordinary course procedures consistent with the past practice of the Seller Parties.
(iii)    The applicable Accounts Payable and Accounts Receivable are accurately reflected in Seller’s books and records, as of February 28, 2021, including, with respect to the Accounts Payable as of immediately prior to February 28, 2021, the names and addresses of the creditors and the outstanding amount of Accounts Payable and, with respect to the Accounts Receivable as of immediately prior to February 28, 2021, a true, complete and correct list and aging thereof. All Accounts Payable have been incurred and paid in the Ordinary Course of Business. All Accounts Receivable (A) have been invoiced but not collected by Seller; and (B) are good and collectible receivables, and will be collected in full in accordance with the terms of such Accounts Receivable, without setoff or counterclaims, subject to the allowance for doubtful accounts, if any, set forth in the Financial Statements. No Accounts Receivable are more than thirty (30) days old. Seller has properly applied all cash and other amounts collected from its Clients and otherwise to the applicable account.
(iv)    The Trust Cash as of February 28, 2021 (including reasonable detail regarding the significant components thereof) is as set forth on Schedule 4.2(j)(iv). All Trust Cash is held in accounts owned by Seller.
(k)    Production Statements. Attached hereto as Schedule 4.2(k) are Seller’s collective production statements for the trailing twelve (12) month period ended February 28, 2021 related to the Company Business (the “Production Statements”), including for each of the Client Accounts the net commissions and/or fees received from or with respect to each such Client Account. The Production Statements were produced from the books and records of Seller (which books and records are true, correct and complete in all material respects) and are true, correct and complete in all material respects. Since February 28, 2021, no Client Account contained in the Production Statements has discontinued or materially reduced its business relationship with Seller. No Seller Party has any reason to believe that any Client with a Client Account reflected in the Production Statements intends to discontinue or materially reduce its business relationship with Seller (or with Purchaser, following the Effective Time).

The consolidated net commissions and fees for Seller for the trailing twelve (12) month period ended February 28, 2021, were not less than $9,520,000. The Client Accounts of Seller represent insurance placed through Seller for the commissions and/or fees set forth on the Production Statements. There are no oral or written agreements, commitments or understandings with respect to any Client Account whereby any of the commissions or fees received by Seller are being returned directly or indirectly to any Client or any other Person. Seller has made available for inspection by Purchaser all insurance accounts, dailies, Client lists, policy expirations and renewals and all records, files and other information pertaining thereto prepared and maintained by Seller for all its Clients and its Active Prospective Clients related to the Company Business.

(l)    Absence of Changes. Since December 31, 2019, (i) there have been no events, changes or conditions which, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on Seller taken as a whole, the Company Business or any of the Acquired Assets or the Assumed Liabilities; (ii) Seller has in all material respects conducted the Company Business in the Ordinary Course of Business; and (iii) neither the Acquired Assets nor the Company Business have incurred any liabilities except in the Ordinary Course of Business.
(m)    No Undisclosed Liabilities. Other than the Assumed Liabilities, Seller has no liability (including, without limitation, any liability that may arise in the future from past errors, omissions or other events or existing circumstances or any liability which may arise under an alter ego, de facto control, de facto merger, successor, transferee or other similar theory), whether absolute, contingent or otherwise relating to the Company Business for which Purchaser, the Acquired Assets or the employees or Producers may become liable.
(n)    Employees.
(i)    Schedule 4.2(n) sets forth a true, complete and accurate list as of the date hereof showing all officers, directors, consultants, independent contractors and employees of Seller, his or her date(s) of hire, position and title, current rate of compensation (and the portions thereof attributable to salary, bonus and variable incentive compensation and commissions, respectively), whether such Person is exempt or non-exempt, any accrued sick leave and accrued vacation of each such Person as of the Effective Time and whether such Person is absent from active employment and, if so, the date such Person became inactive, the reason for inactive status and, if applicable, the anticipated date of return to active employment.
(ii)    Since January 1, 2018, Seller has complied in all material respects and is in compliance in all material respects with all applicable laws, rules, regulations, and ordinances pertaining to labor, labor relations, employment and employment practices (including, without limitation, any provisions thereof relating to equal employment opportunity, wages, hours, overtime regulation, employee safety and health, immigration control, drug testing, termination pay, paid sick leave, vacation pay, fringe benefits and collective bargaining), and Seller is not liable for any arrears of wages, Taxes or penalties for failure to comply, in all material respects, with any of the foregoing. Seller is not a party to any collective bargaining agreement. No Producer has informed Seller or any Affiliate of Seller, either orally or in writing, of any plans to terminate his, her or their employment (regardless of the effective date) generally or as a result of the transactions contemplated hereby.

(iii)    No current or former employee of Seller or any other Person (including any current or former Producer): (i) is party to any Contract or other arrangement with Seller pursuant to which such Person has any direct or indirect right to acquire, purchase or otherwise obtain the right to provide insurance brokerage services to any Client or prospective client of Seller in exchange for the payment or delivery to Seller of any consideration, whether such right currently exists or may exist in the future following the termination of such Person’s employment or service with Seller or upon the passage of time or the occurrence of any other event, or who claims to have any ownership interest in Seller as it relates to any Client or former client; or (ii) is party to any Contract or arrangement with Seller that specifies an amount (or a formula for an amount) that may be payable by such employee of Seller or other Person, whether in the form of liquidated damages or otherwise, if such employee or other Person directly or indirectly solicits, calls upon or accepts any business from any Client or prospective client.
(iv)    Since January 1, 2018, there have not been any allegations, charges or complaints concerning employment discrimination, wage payment, overtime obligations or other issues pertaining to unlawful employment practices pending against Seller or, to the Seller Parties’ Knowledge, threatened, nor to the Seller Parties’ Knowledge, is there any basis for any such allegation, charge or complaint.
(v)    Since January 1, 2018, there has not been, nor, to the Seller Parties’ Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of its employees. To the Seller Parties’ Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller.
(vi)    All employees of Seller are employees at-will or otherwise employed such that Seller may lawfully terminate their employment at any time, with or without cause, without creating any material cause of action against Seller or otherwise giving rise to any material liability of Seller for wrongful discharge, breach of Contract or tort or any other similar cause at law or in equity.
(vii)    No employee, director, consultant or independent contractor of Seller is subject to or otherwise bound by any Contract or arrangement, including any confidentiality, non-competition, non-solicitation, or proprietary rights agreement between such employee, director, consultant or independent contractor and any other Person that in any way adversely affects or will affect the performance of his or her duties as an employee, director, consultant or independent contractor of Seller or the ability of Seller to conduct the Company Business in the ordinary course. True and correct copies of any confidentiality, non-competition, non-solicitation, or proprietary rights agreements currently in force between Seller and each Producer, executive officer of Seller or any other service provider who has significant client-facing activities, as well as the form of any such agreement with any other employees, directors, consultants or independent contractors of Seller, and any material variances therefrom, have been made available to Purchaser.
(o)    Employee Benefit Plans.

(i)    Schedule 4.2(o)(i) sets forth a true, complete and correct list of all material Employee Plans (as defined below). With respect to each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and each other compensation, employment or benefit plan, Contract, policy, program and arrangement in effect as of the date hereof which is maintained, sponsored or contributed to by Seller in which any current or former employee, director, officer, consultant or independent contractor or their dependents participate or with respect to which Seller may otherwise have any liability (each an “Employee Plan”), each Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable law and administrative or governmental rules and regulations, including ERISA and the Code, except to the extent any noncompliance would not reasonably be expected to result in any liability (contingent or otherwise) imposed upon Purchaser.

(ii)    Each Employee Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the Seller Parties’ Knowledge, no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination.
(iii)    Neither Seller nor any ERISA Affiliate, either currently or at any time in the past, maintains or maintained, contributes to or contributed to, sponsors or sponsored or otherwise has or had any liability (contingent or otherwise) in respect of or relating to any multiemployer plan as defined in Section 4001(a) of ERISA or an employee benefit plan subject to Title IV of ERISA. No Employee Plan is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA.
(iv)    Seller does not provide, nor has it at any time provided, coverage under any welfare Employee Plan (including, but not limited to, life insurance, disability, medical, dental, prescription drugs, or accidental death or dismemberment) to any of its retirees, other than any continuation or conversion coverage which any such retiree may have purchased at his or her own expense. There have been no statements, either written or oral, or communications made or materials provided to any employee or former employee of Seller by any Person that provide for or could be construed as a contract or promise (A) by Seller to provide for any pension, welfare or other insurance-type benefits to any such employee or former employee, whether before or after retirement, other than benefits under the Employee Plans or (B) regarding continued employment or terms and conditions of employment with Seller or Purchaser following the Closing.
(v)    Except as set forth on Schedule 4.2(o)(v), the execution and performance of this Agreement will not (A) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any service provider of Seller, (B) accelerate the time of payment or vesting or increase the amount of compensation due under any Employee Plan, (C) cause any Person to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Employee Plan, (D) directly or indirectly cause Seller to transfer or set aside any assets to fund or otherwise provide for benefits for any individual, (E) subject any Person to liability for Tax under Section

4999 of the Code or cause the loss of a deduction to Seller under Section 280G of the Code or (F) result in any requirement to pay any tax “gross-up” or similar “make-whole” payments.

(p)    Material Agreements. Schedule 4.2(p)(i) lists the following written Contracts related to the Company Business (the “Material Agreements”) to which Seller or any current or former Affiliates or employees of Seller, is a party or to which any Seller Party is party and which relates to the Company Business:

(i)    any Contract for the provision to any Client of Company Business;
(ii)    any Contract which provides for the sharing of commissions, including, without limitation, with any third-party or any Affiliate, or which requires Seller or Owner (in connection with Company Business) to guarantee any amount or make a minimum payment;
(iii)    any Contract (or group of related agreements) with any insurance carrier, broker or agency relating to the provision of Company Business;
(iv)    any Contract involving the acquisition or transfer of material assets relating to Company Business for five (5) years prior to the date hereof or pursuant to which any party thereto has any remaining material obligations;
(v)    any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any Indebtedness;
(vi)    any employment or independent consulting Contract;
(vii)    any Contract forming a partnership or joint venture;
(viii)    any Contract which requires any Seller Party, or any employee of Seller Party, to maintain the confidentiality of Confidential Information, or to refrain from (1) competing with a Person other than Seller, (2) offering any products, product lines, lines of business or services, (3) operating in any jurisdiction, (4) operating in any manner, (5) soliciting or accepting business from the clients, customers, vendors or suppliers or other business relationships of a Person other than Seller, or (6) soliciting or hiring employees of a Person other than Seller;
(ix)    any Contract containing (1) a right of first refusal or right of first offer, right of first negotiation, most favored nation or similar right in favor of a Person other than Seller or (2) an exclusivity requirement or similar provision binding on Seller or the Company Business;
(x)    other than purchase orders issued in the Ordinary Course of Business, any Contract for the purchase of services, equipment or other assets;
(xi)    any Contract with a Governmental Entity;
(xii)    any partnership, joint venture or other similar Contract;

(xiii)    each Lease;

(xiv)    any license for Seller Intellectual Property or Seller’s Software other than licenses for commercially available software that are generally available on nondiscriminatory pricing terms which have an aggregate annual cost of $15,000 or less; and
(xv)    any other agreement which is material to the Company Business.
The Seller Parties have made available to Purchaser either an original or a true, correct and complete copy of each written Material Agreement. With respect to each Material Agreement: (1) the agreement is the legal, valid, binding, enforceable obligation of the applicable Seller Party and, to the Knowledge of the Seller Parties, the other party thereto and is in full force and effect in all material respects and has not been terminated, cancelled, amended or supplemented in any manner since being delivered to Purchaser, subject to bankruptcy and equitable remedies exceptions; (2) the applicable Seller Party has duly performed in all materials respects all of its obligations to the extent such obligations to perform have accrued; (3)(A) neither the applicable Seller Party nor, to the Knowledge of the Seller Parties, any other party thereto is in breach or default thereof, and (B) no event has occurred which, with notice or lapse of time, would constitute a material breach or default of, or permit termination, modification, or acceleration under, the Material Agreement; (4) neither the applicable Seller Party nor, to the Knowledge of the Seller Parties, any other party thereto has repudiated any material provision of the agreement; (5) neither the applicable Seller Party nor any other party thereto has exercised or given written, or to Knowledge of the Seller Parties, oral notice of an intention to exercise any termination rights with respect thereto, and no party has given any written or, to the Knowledge of the Seller Parties, oral notice of any material dispute with respect to any Material Agreement; and (6) except as set forth in Schedule 4.2(p)(ii), the Material Agreement is assignable by such Seller Party to Purchaser without the consent or approval of any other party. There exist no oral agreements with respect to the Company Business or Acquired Assets.
(q)    Transactions with Affiliates. Neither Owner nor any current or former officer, director, equityholder or Affiliate of a Seller Party, or any party related to any such Person, or any entity in which any such Person or individual owns any beneficial interest, is a party to any Contract, arrangement or transaction with Seller or has any interest in any of the Acquired Assets or any other assets used or held for use, or necessary to conduct, the Company Business.
(r)    Underwriting Risk. No Seller Party owns, or has any investment or interest in, any captive insurance company or insurance carrier or underwriter. No Seller Party is a party to any agreements, arrangements or understandings which would require such Seller Party to assume any underwriting risk and has not otherwise done so.
(s)    Producers.
(i)    Schedule 4.2(s) is a list of all employees and independent contractors who are responsible for sales or business development of the Company Business (the “Producers”) as of the date hereof, including, for the avoidance of doubt, any sub-brokers. For avoidance of doubt, “Producer”, as defined herein, includes account executives that are responsible for business development and serve as the principal contact with any Client Account. Except as set forth on Schedule 4.2(s), each Producer of Seller is a party to a Contract that is in full force and effect and each such Contract contains restrictive covenants regarding maintaining Seller’s confidentiality and non-solicitation/non-acceptance of Seller’s Client Accounts post-termination of employment.
(ii)    Since January 1, 2018 (A) neither Seller nor any of its Affiliates have hired any employee or independent contractor in violation of any restrictive covenant, non-compete agreement or non-solicitation agreement to which such employee or independent contractor is a party, and (B) no Person has made an allegation or asserted a claim that Seller or any of its Affiliates has hired any employee or independent contractor in violation of any such restrictive covenant, non-compete agreement or non-solicitation agreement.
(t)    Licenses. Seller and its Producers possess all insurance and other licenses and sublicenses, permits and other authorizations and approvals issued by regulatory and other governmental agencies and instrumentalities (collectively, the “Licenses”) that are necessary for Seller to conduct Company Business as presently conducted in all material respects. Schedule 4.2(t) sets forth all such Licenses held by Seller and its Producers. Such Licenses are in good standing, and, to the Seller Parties’ Knowledge, there are no disciplinary proceedings or investigations pending or threatened against any of the employees or Producers of Seller. To the Knowledge of the Seller Parties, there has been no occurrence or set of circumstances that may give rise to any such disciplinary proceeding or investigation.
(u)    Low-Rated Carrier. Except as set forth on Schedule 4.2(u), Seller has not placed property and casualty insurance Contracts, coverages or other business with insurance carriers or other underwriters having an “AM Best” rating below “A-” (“Low-Rated Carrier”) since January 1, 2018. Seller has, to the Knowledge of the Seller Parties, (i) disclosed the AM Best rating of such Low-Rated Carrier to the insured and (ii) received from each such insured a written acknowledgment of such rating and a waiver from responsibility for any liability in connection with or resulting from the financial condition of such Low-Rated Carrier.
(v)    Compliance with Premium Trust Funds Laws. Seller is and has been in compliance with all applicable laws regarding the separation and accounting of premium trust funds and all regulatory and other requirements of any Governmental Entity or competent regulatory agency relating to trust accounts and insurance premium liability. As of the Closing Date, Seller’s Insurance Premium Assets exceed its Insurance Premium Liabilities (including premium accounts payable to insurance carriers).
(w)    Performance Agreements. There are no guarantees of performance at pre-defined service levels under any agreements relating to Client Accounts.
(x)    Appointments.
(i)    Seller and its Producers have an appointment to act as an agent for each insurance company from which such an appointment is used to conduct Company Business; each such appointment is valid and binding in accordance with its terms on the parties thereto; and there has been no indication that any such appointment will be, and to the Seller Parties’ Knowledge no grounds exist which may reasonably result in any such appointment being revoked, limited, rescinded or terminated.

None of Seller nor any of its Producers are a party to any Contract which prevents it from doing business with any insurance company, agent, or broker. None of Seller nor any of its Producers have bound, or committed to bind, any insurance coverage for any liability, risk, cost, or expense, or in any amount of liability, risk, cost, or expense, or upon any terms or conditions, which exceeds its binding authority in any respect. None of Seller nor any of its Producers are in default under any of its material obligations to any insurance company, agent or broker through which it places insurance. Schedule 4.2(x) is a true and complete schedule of (i) each insurance company, agent and broker through which Seller and its Producers have placed insurance in 2019 and 2020 for those ten (10) companies, agents or brokers through which Seller and its Producers collectively placed the largest premium volume, setting forth the name of each such company, agent or broker and the total gross premiums written by each such company, agent or broker during the applicable period; and (ii) each insurance company which paid One Thousand ($1,000) Dollars or more of contingent commissions to Seller or its Producers in either of such periods, setting forth the name of each such insurance company and the amount of the contingent commissions paid to the applicable Seller.

(ii)    Seller has delivered to or made available for inspection by Purchaser true and complete copies of the appointments and agreements (or, in the case of any insurance company, agent or broker with which Seller has no written agreement, a true and complete written description of the arrangement between such entity and Seller) currently in effect between Seller or its Producers and each insurance company, agent and broker listed in Schedule 4.2(x) and each such appointment agreement or written description materially sets forth the terms and provisions of the agreement between Seller or its Producers and such insurance company, agent or broker as currently in effect.
(y)    Compensation Disclosure. Since January 1, 2018, Seller and its Producers have maintained policies and procedures designed to ensure that it has disclosed, and have disclosed, to each of its customers and each group of customers the nature and extent of all forms of compensation received by Seller and/or its Producers, directly or indirectly, from insurers, insurance intermediaries, or premium finance companies or other businesses in consideration for placing business with, or otherwise arranging business for, such businesses, including (but not limited to) profit sharing, contingent, supplemental, bonus, override, excess commissions or any other such similar compensation.
(z)    Disclosure Controls and Procedures. Owner maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the businesses of Seller.  Since January 1, 2018, Owner has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting with respect to Seller, and Owner has not effected any material change in its internal control over financial reporting with respect to Seller.
(aa)    No Broker Dealer and Investment Advisor Activities. Seller is not currently engaged in nor has engaged in (a) any securities or investment advisory related activities, including offering 401(k), mutual fund, life insurance, annuity or financial planning products or services or (b) any activities that would require Seller to obtain a license from any Governmental Entity other than the insurance brokerage licenses set forth on Schedule 4.2(t).

Seller is not required to be registered as (x) an “investment company” as such term is defined in the Investment Company Act of 1940, as amended, (y) an investment adviser under the Investment Advisers Act of 1940 or (z) a broker-dealer under the Exchange Act.

(bb)    Brokers, Finders and Agents. No Seller Party has any liability or obligation to pay any fees or commissions to any broker, finder, advisor or agent with respect to the transactions contemplated hereunder for which Purchaser may become liable.

ARTICLE 5.CLOSING; CONDITIONS TO OBLIGATIONS OF THE PARTIES
5.1    Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will occur on (a)(i) April 30, 2021, provided that the satisfaction or waiver of the conditions to the obligations of the Parties set forth in ARTICLE 5 (other than any conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived by such date or, (ii) if such conditions have not been satisfied or waived by April 30, 2021, the last business day of the calendar month in which three (3) business days has passed since the satisfaction or waiver of the conditions to the obligations of the Parties set forth in ARTICLE 5 (other than any conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); or (b) such other date as the Seller Parties and Purchaser may agree in writing. The date of the Closing will be referred to herein as the “Closing Date.” The Closing will take place by remote exchange of signatures and documents. The Closing will be deemed effective as of 11:59 p.m. on the Closing Date (the “Effective Time”), or at such other time as the Seller Parties and Purchaser may agree in writing.
5.2    Seller Party Deliverables. At the Closing, the Seller Parties will deliver the following to Purchaser:
(a)    Evidence that the boards of directors of each Seller Party have taken all necessary action required to authorize the execution and performance of this Agreement and all other documents, agreements and transactions contemplated under this Agreement.
(b)    Certificates dated as of a recent date from the Secretary of State of the Commonwealth of Pennsylvania to the effect that Seller validly exists and is in good standing in such jurisdiction.
(c)    Evidence of the authority and incumbency of the Persons acting on behalf of each Seller Party in connection with the execution of this Agreement and any document delivered pursuant to this Agreement.
(d)    A Bill of Sale, in the form of Exhibit A, executed by Seller.
(e)    An Assignment and Assumption Agreement, in the form of Exhibit B (the “Assignment and Assumption Agreement”), executed by Seller.
(f)    Evidence of a three (3) year errors and omissions tail policy (the “Tail Coverage”) with a separate dedicated limit and deductible reasonably acceptable to Purchaser.

(g)    Copies of all consents, approvals and waivers necessary to assign the Acquired Contracts (other than those which are Nonassignable Items).
(h)    A properly completed and duly executed IRS Form W-9 from each of the Seller Parties.
(i)    All such other good and sufficient instruments of conveyance and transfer, all in forms reasonably satisfactory to Purchaser as shall be necessary to vest in Purchaser all right, title and interest in and to all of the Acquired Assets, to be transferred as of the Effective Time (excluding any Nonassignable Items), free and clear of all Security Interests (including duly endorsed certificates of title for any such titled Acquired Assets), including a lease assignment relating to each Assigned Lease, in a form of Exhibit C (the “Lease Assignments”), executed by the applicable Seller.
(j)    An assignment agreement assigning from Seller to Purchaser, all Restrictive Covenant Agreements or rights thereunder (i) for all Non-Accepting Employees and (ii) as may be requested by Purchaser pursuant to Section 7.4(g), in the form of Exhibit D (the “RC Assignment Agreement”), executed by Seller; provided that if there are no Non-Accepting Purchasers and if prior to the Closing Purchaser has not requested any such assignment, an executed RC Assignment Agreement need not be delivered at the Closing.
(k)    A funds flow memorandum, in a form reasonably satisfactory to Purchaser and signed by a duly authorized officer of Owner (the “Funds Flow”), setting forth the payments to be made by Purchaser pursuant to Section 5.3(a) and the proper wire transfer instructions for each such payment.
(l)    For the Bank Owned Properties, leases in the forms of Exhibit E-1 through E-4 (collectively, the “Closing Leases”), executed by Owner.
(m)    The Seller Parties’ Officer’s Certificate, executed by the Seller Parties.
(n)    A list of the Clients of Seller as of the Closing Date.
5.3    Purchaser Deliverables. At the Closing, Purchaser will deliver the following to Owner:
(a)    The Closing Consideration as directed by Owner in the Funds Flow.
(b)    Evidence of the authority and incumbency of the Persons acting on behalf of Purchaser in connection with the execution of this Agreement and any document delivered pursuant to this Agreement.
(c)    The Bill of Sale, executed by Purchaser.
(d)    The Assignment and Assumption Agreement, executed by Purchaser.
(e)    The Lease Assignments, executed by Purchaser.

(f)    The Closing Leases, executed by Purchaser.

(g)    The RC Assignment Agreement, executed by Purchaser, if such agreement is required to be delivered by Seller Parties in accordance with Section 5.2(j) hereof.
(h)    The Funds Flow, executed by Purchaser.

(i)    The Purchaser Officer’s Certificate, executed by Purchaser.
5.4    Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by such Party) at or prior to the Closing of the following condition:
(a)    Injunction; Prohibition. No judgments or outstanding orders, injunctions, decrees, stipulations, awards (whether rendered by a court or Governmental Entity or by arbitration) or applicable laws preventing or prohibiting the consummation of the Closing shall be in effect and no action, mediation, suit, litigation, arbitration, claim, proceeding or investigation shall have been commenced and remain pending by any Governmental Entity seeking to enjoin, restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement;
5.5    Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by the Seller Parties) at or prior to the Closing of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Purchaser contained in ARTICLE 3 shall be true and correct, disregarding all qualifiers as to materiality, in all material respects both when made and as of the Closing as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date which only need be true and correct in all material respects as of such earlier date), except where any failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not materially delay or prevent the consummation of the transactions contemplated hereby in accordance with the terms hereof;
(b)    Performance of Obligations. Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;
(c)    Purchaser Officer’s Certificate. An authorized officer of Purchaser shall have executed and delivered to the Seller Parties a certificate as to satisfaction of the conditions set forth in Section 5.5(a) and Section 5.5(b) (the “Purchaser Officer’s Certificate”); and
(d)    Purchaser Deliverables. Seller Parties shall have received all of the documents and other items described in Section 5.3.

(e)    Non-Accepting Employee Covered Revenue. The Covered Revenue associated with any Non-Accepting Employees does not exceed, in the aggregate, fifty percent (50%) of the aggregate Covered Revenues for all Scheduled Employees.

5.6    Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by it) at or prior to the Closing of the following conditions:
(a)    Representations and Warranties. The representations and warranties contained in ARTICLE 4 shall be true and correct, disregarding all qualifiers as to materiality, in all material respects both when made and as of the Closing as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date which only need be true and correct in all material respects as of such earlier date); provided that, the Seller Parties Fundamental Representations and Warranties shall be true and correct both when made and as of the Closing as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date which only need be true and correct as of such earlier date);
(b)    Performance of Obligations. The Seller Parties shall have performed in all material respects their respective obligations under this Agreement required to be performed by the Seller Parties at or prior to the Closing pursuant to the terms hereof;
(c)    No Material Adverse Effect. Since the date hereof, there shall not have been any event, change or circumstance that has had or would reasonably be expected to have a Material Adverse Effect;
(d)    Seller Parties’ Officer’s Certificate. An authorized officer of each Seller Party shall have executed and delivered to Purchaser a certificate as to satisfaction of the conditions set forth in Section 5.6(a), Section 5.6(b) and Section 5.6(c) (the “Seller Parties’ Officer’s Certificate”); and
(e)    Seller Parties Deliverables. Purchaser shall have received all of the documents and other items described in Section 5.2.
ARTICLE 6.INDEMNIFICATION
6.1    Survival.
(a)    All of the representations and warranties of the Parties set forth in this Agreement shall survive the Closing Date for eighteen (18) months following the Closing Date; provided, however, that (i) the Seller Parties Fundamental Representations and Warranties shall survive the Closing Date indefinitely, and (ii) the representations and warranties contained in Section 4.2(i) (Taxes and Tax Returns) shall survive the Closing Date until ninety (90) days following the expiration of the statute of limitations applicable to matters covered thereby. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the party against whom such indemnification may be sought prior to such time.

(b)    Any covenant or agreement of any Party hereto that is to be performed after the Closing Date shall survive the Closing Date indefinitely or, if sooner, for the time period provided in this Agreement with respect to such covenant or agreement.
(c)    Any covenant or agreement of any Party hereto that is to be performed on or prior to the Closing Date shall survive the Closing until the earlier of (i) the date on which such covenant or agreement is fully performed and (ii) twelve (12) months following the Closing Date.
6.2    Indemnification by Purchaser. Purchaser shall defend, indemnify and hold the Seller Parties and their Affiliates and their respective directors, officers, shareholders, members and employees (the “Seller Indemnitees”), and each of them, harmless from any Adverse Consequences resulting from or arising out of or otherwise relating to (a) any inaccurate representation or warranty made by Purchaser in this Agreement as of the date hereof or as of the Closing Date, (b) any breach or default in the performance of any of the covenants or agreements made by Purchaser in this Agreement or (c) any claim, action or cause of action or other liability arising out of or resulting from or relating to the Assumed Liabilities.
6.3    Indemnification by Seller Parties.
(a)    The Seller Parties shall defend, indemnify and hold Purchaser and the other USI Companies and their respective directors, officers, shareholders, members and employees (the “Purchaser Indemnitees”) harmless from any Adverse Consequences resulting from, arising out of or otherwise relating to (i) (A) any inaccurate representation or warranty made by the Seller Parties, or any of them, in this Agreement as of the date hereof or as of the Closing Date, (B) any breach or default in the performance of any of the covenants or agreements made by the Seller Parties, or any of them, in this Agreement, and (C) any claim, action or cause of action or other liability arising out of or resulting from or relating to the Excluded Liabilities or Excluded Assets; (ii) the ownership and operation of the Company Business and/or Acquired Assets prior to the Effective Time and (iii) any buy-back or other arrangements pursuant to which any Person has any direct or indirect right to acquire, purchase or otherwise obtain the right to provide insurance brokerage services to any client or prospective client of Seller or any other business of Seller.
(b)    The representations and warranties of the Seller Parties contained in ARTICLE 4, and the covenants of the Seller Parties contained herein, are joint and several obligations. Accordingly, each Seller Party will be responsible, to the extent provided hereunder, for the entirety of any Adverse Consequences suffered by any Purchaser Indemnitee thereof as a result of a breach by any Seller Party of any such representation and warranty.
(c)    The Seller Parties specifically acknowledge and agree that monetary damages will not be an adequate remedy for a breach of any of the Restrictive Covenants, and that irreparable injury will result to Purchaser and/or the other USI Companies and their respective successors in interest in the event of any such breach. Accordingly, the Seller Parties agree that

Purchaser or such other USI Company (as applicable) shall be entitled to equitable relief in any court of competent jurisdiction, including, without limitation, a temporary or permanent injunction, restraining and enjoining such Party, or any Person with which such Party is associated or by which such Party is employed, from further violations of such provisions, without proof of actual damages or otherwise and without the posting of any security in connection therewith, in addition to any other remedy to which Purchaser or such other USI Company is entitled at law or in equity.

6.4    Indemnification Matters.
(a)    Without limiting any statutory, equitable or common law remedy that Purchaser may have for a breach of this Agreement by any Seller Party, and notwithstanding anything to the contrary contained herein, any amounts owing from the Seller Parties pursuant to Section 6.3 may, at the sole discretion of Purchaser, be satisfied by Purchaser setting-off against any amounts due and payable by the Seller Parties to Purchaser pursuant to Section 2.4(c) by reducing the amount of any Non-Accepting Employee Second Reversal Amounts, if any, until the amount of such Non-Accepting Employee Second Reversal Amounts has been reduced to zero, at which point Purchaser shall have the option, in its sole discretion, to satisfy any further amounts owing from the Seller Parties pursuant to Section 6.3 by requiring the Seller Parties to directly pay such amounts.
(b)    With respect solely to breaches of the representations and warranties contained in ARTICLE 3 or ARTICLE 4 as provided for pursuant to Sections 6.2(a) and 6.3(a), the aggregate liability of either Purchaser or any Seller Party, absent fraud, for indemnification pursuant to this ARTICLE 6, shall not exceed the Purchase Price.
(c)    The Parties acknowledge and agree that the right to indemnification or any other remedy based on the representations, warranties, covenants and agreements contained in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, including through any Supplement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.
6.5    Matters Involving Third Parties.
(a)    If any Seller Indemnitees or Purchaser Indemnitees (an “Indemnitee”) entitled to seek indemnification under this ARTICLE 6 receives notice of the assertion, commencement or institution of a claim, suit, action or proceeding, or the imposition of a penalty or assessment by a third party that is not an Indemnitee (a “Third-Party Claim”), and the Indemnitee intends to seek indemnification hereunder for such Third-Party Claim, then the Indemnitee shall promptly provide the Party against whom such indemnification may be sought (the “Indemnifying Party”) with written notice of such Third-Party Claim (including any written demand, complaint, petition, summons or similar document relating thereto that is then in the Indemnitee’s possession), but in any event not later than thirty (30) calendar days after receipt of notice of such Third-Party Claim. Any delay in providing, or the failure to provide such notification, shall not affect the right of the Indemnitee to indemnification hereunder except in the event that such delay or failure extends past the applicable survival expiration date set forth in Section 6.1, or to the extent that the Indemnifying Party is materially prejudiced by the delay or failure.

(b)    In connection with any Third-Party Claim, the Indemnifying Party may elect, by written notice to the Indemnitee, to assume and control, at its sole expense, the defense of any such Third-Party Claim, and shall, at its sole expense, retain counsel (reasonably satisfactory to the Indemnitee) in connection therewith; provided, however, that the Indemnifying Party will not have such right:
(i)    unless the Indemnifying Party has acknowledged in writing, within twenty (20) days following the Indemnifying Party’s receipt of notice of the Third-Party Claim, to such Indemnitee the election of the Indemnifying Party to assume the defense of the Third-Party Claim and agreement, for the benefit of the Indemnitee, that the indemnification provisions of Section 6.2, Section 6.3 or Section 8.1(c) (as applicable) cover such Third-Party Claim;
(ii)    unless the Indemnifying Party has provided to such Indemnitee reasonable evidence that the Indemnifying Party has sufficient financial resources to defend such Third-Party Claim;
(iii)    if such Indemnitee reasonably and in good faith believes that such Third-Party Claim would be reasonably detrimental to the reputation, relations with insurance carriers, brokers, Clients or suppliers, or business of the Indemnitee or any of its Affiliates or such Third-Party Claim involves relief other than monetary damages;
(iv)    if such Third-Party Claim involves criminal allegations or seeks an injunction or other equitable relief; or
(v)    if an outside counsel advises the Indemnifying Party and the Indemnitee that there are actual or potential unresolvable conflicting interests between the Indemnifying Party and the Indemnitee with respect to the Third-Party Claim.
(c)    After the assumption of such defense by the Indemnifying Party, the Indemnifying Party shall not be responsible for the payment of legal fees or expenses incurred thereafter by the Indemnitee (who may, however, continue to participate in, but not control, the defense of such Third-Party Claim with separate counsel and at its own expense other than as provided in Section 6.5(b)).
(d)    In the event that the Indemnifying Party shall assume the defense of the Third-Party Claim, it shall not settle or compromise such Third-Party Claim unless (i) the Indemnitee gives its prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed, or (ii) the terms of settlement or compromise of such Third-Party Claim (w) provide that the Indemnitee shall have no responsibility for the discharge of any settlement amount, (x) impose no other obligations or duties on the Indemnitee or any of its Affiliates (including any admission of culpability), (y) impose no injunctive or other relief against the Indemnitee or any of its Affiliates and (z) the settlement or compromise unconditionally releases the Indemnitee and its Affiliates from all liabilities and obligations with respect to such Third-Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not settle or compromise any Tax-related Third-Party Claim without the Indemnitee’s prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed. The Indemnitee shall cooperate with the defense of any such Third-Party Claim and shall provide such personnel, technical support and access to information as may be reasonably requested by the Indemnifying Party in connection with such defense.

(e)    If the Indemnifying Party does not, or does not have the right to, undertake the defense, compromise or settlement of a Third-Party Claim in accordance with Section 6.5(b), the Indemnitee will have the right to control the defense or settlement of such Third-Party Claim with counsel of its choosing (reasonably satisfactory to the Indemnifying Party) but shall not settle or compromise such Third-Party Claim without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned). The Indemnifying Party will be entitled to participate in, but not control, the defense of any Third-Party Claim with separate counsel and at its own expense. The Indemnifying Party shall cooperate with the defense of any such Third-Party Claim and shall provide such personnel, technical support and access to information as may be reasonably requested by the Indemnitee in connection with such defense.
6.6    Notice of Direct Claims. Any claim for indemnification of Adverse Consequences under this ARTICLE 6 that is not a Third-Party Claim (a “Direct Claim”) by an Indemnitee shall be asserted by giving the Indemnifying Party prompt written notice thereof; provided, however, that any delay in providing, or the failure to provide such notification, shall not affect the right of the Indemnitee to indemnification hereunder except in the event that such delay or failure extends past the applicable survival expiration date set forth in Section 6.1, or to the extent that the Indemnifying Party is materially prejudiced by the delay or failure. Such notice shall describe the Direct Claim in reasonable detail, including (to the extent practicable) copies of any written evidence thereof and indicate the estimated amount of Adverse Consequences, if reasonably practicable, that has been sustained by the Indemnitee. The Indemnifying Party will have a period of thirty (30) calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30)-calendar day period, the Indemnifying Party will be deemed to have agreed that such claim is subject to indemnification pursuant to Section 6.2 or Section 6.3 (as applicable), in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this ARTICLE 6.
ARTICLE 7.COVENANTS
7.1    Conduct of Company Business. Except (i) for the consummation of the transactions contemplated by this Agreement, (ii) as set forth on Schedule 7.1 or (iii) as otherwise expressly contemplated by this Agreement, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing, Seller will, and Owner shall cause Seller to, (x) conduct the Company Business only in the Ordinary Course of Business and (y) use commercially reasonable efforts to maintain and preserve intact the Company Business, including retaining the services of Producers, officers and key employees of

Seller and preserving its relationships with, and the goodwill of, vendors, carriers, clients and other Persons with whom it has a material business relationship in a manner consistent with past practice. Without limiting the foregoing, the Seller Parties agree that, during the period from the date of this Agreement to the Closing, except as otherwise expressly contemplated by this Agreement, including as set forth in Schedule 7.1 hereto, as consented to by Purchaser in writing or as may be required under applicable law, the Seller Parties shall not:

(a)    sell, transfer, lease, license, convey or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any Security Interest on, any of the Acquired Assets, including via any dividend, share repurchase, redemption or similar transaction;
(b)    (i) terminate any Acquired Contract, materially amend or modify any Acquired Contract, cancel, terminate (prior to its expiration), waive, release or assign any material rights or claims under any Acquired Contract or cancel, modify or waive any claims held in respect of the Company Business or Acquired Assets, or waive any material rights of value with respect to the Company Business or the Acquired Assets or (ii) enter into any Contract that would have been a Material Agreement had it been entered into prior to the date of this Agreement;
(c)    enter into any Contract which provides for the sharing of commissions, including, without limitation, with any third-party or any Affiliate, or which requires Seller or Owner (in connection with Company Business) to guarantee any amount or make a minimum payment;
(d)    acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person, or otherwise acquire any assets that are valued, individually or in the aggregate, outside of the Ordinary Course the Business consistent with past practice in excess of $50,000;
(e)    enter into any Contract or arrangement which (i) requires any Seller Party, or any employee of a Seller Party, to maintain the confidentiality of Confidential Information, or to refrain from (1) competing with a Person other than Seller, (2) offering any products, product lines, lines of business or services, (3) operating in any jurisdiction, (4) operating in any manner, (5) soliciting or accepting business from the clients, customers, vendors or suppliers or other business relationships of a Person other than Seller, or (6) soliciting or hiring employees of a Person other than Seller, or (ii) contains (1) a right of first refusal or right of first offer, right of first negotiation, most favored nation or similar right in favor of a Person other than Seller or (2) an exclusivity requirement or similar provision binding on Seller or the Company Business,
(f)    materially delay or accelerate payment of any account payable or other liability directly related to the Acquired Assets beyond or in advance of its due date or the date when such liability would have been paid in the Ordinary Course of Business;
(g)    (i) initiate or commence any material claim, charge, complaint, demand, hearing, action, suit, arbitration, inquiry, proceeding or investigation or (ii) settle any material claim, charge, complaint, demand, hearing, action, suit, arbitration, inquiry, proceeding or investigation other than the Excluded Cases and except for monetary settlements paid before the

Effective Time which do not impose any continuing obligations on the Company Business or Acquired Assets after the Closing other than confidentiality obligations or other obligations that will not have an effect on the ongoing operations of the Company Business;

(h)    with respect to the Acquired Assets and the Company Business: (i) file any amended Tax Returns, (ii) sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of any Tax liability, (iii) surrender any right to claim a refund, offset or other reduction in liability, (iv) consent to any extension or waiver of the limitations period applicable to any claim or assessment, or (v) make, amend or revoke any material Tax election;
(i)    make any change to its methods of accounting policies or practices, except as required by changes in GAAP or other applicable laws;
(j)    not adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation or recapitalization of Seller;
(k)    other than as required by the terms of any Employee Plan or applicable laws, (i) grant or increase any severance or termination entitlement to any employee of the Company Business (or amend any such existing severance or termination pay arrangement), (ii) enter into any employment, change of control, deferred compensation or other similar agreement with any employee of the Company Business (or amend any such existing agreement), (iii) make any changes to the base salary, annual compensation, bonus and/or other benefits payable to any employee of the Company Business or (iv) adopt, amend or terminate any Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement (except in the case of this clause (iv), for amendments determined by the Seller Parties in good faith to be required to comply with applicable laws and in the Ordinary Course of Business);
(l)    (i) hire any employee with annual compensation or base salary in excess of $100,000 or (ii) terminate the employment of any Producer or other employees of the Company Business with significant client-facing activities, except in circumstances that require immediate termination for cause consistent with the applicable Seller’s personnel policies and customary practice;
(m)    pay, loan or advance any amount to, or sell, transfer or lease any of the Company’s assets to, or enter into any Contract or arrangement with, any current or former officer, director, equityholder or Affiliate of a Seller Party, or any party related to any such Person, or any entity in which any such Person or individual owns any beneficial interest, except for loans or advances to employees in connection with expense reimbursement in the Ordinary Course of Business;
(n)    enter into, amend or terminate any collective bargaining agreement;

(o)    cancel, modify, terminate or transfer, or agree to the cancellation, modification, termination or transfer of, any Insurance Policy covering the Company Business or the Acquired Assets without obtaining comparable substitute insurance coverage, and with respect to each such Insurance Policy that is a “claims made” policy, securing the extension of the reporting terms for each such Insurance Policy to a date at least three (3) years subsequent to the Closing Date or taking whatever steps the Purchaser may reasonably request in connection with the purchase of a “tail” policy providing for continued coverage of the Company Business and the Acquired Assets for a period extending at least three years following the Closing Date, covering all liabilities accruing with respect to the Company Business and the Acquired Assets prior to the Closing Date;
(p)    fail to provide notice under any Insurance Policy of any claim, charge, complaint, demand, hearing, action, suit, arbitration, inquiry, proceeding, investigation or other matter with respect to Seller, the Company Business or any of the Acquired Assets of which a Seller Party has Knowledge prior to Closing and for which insurance coverage is likely available under any Insurance Policy; or
(q)    authorize any of the foregoing, or commit or agree to take actions, whether in writing or otherwise, to do any of the foregoing.
7.2    Cooperation; Further Conveyances and Assumptions; Access.
(a)    Purchaser and the Seller Parties shall cooperate with each other to facilitate the orderly transfer of the Acquired Assets and Company Business to Purchaser, including but not limited to, certifying, executing or transferring all necessary documents and information to Purchaser as may be reasonably required by Purchaser.
(b)    Each party hereto shall use its commercially reasonable efforts to obtain, or cause to be obtained, as promptly as possible, all consents, authorizations, orders and approvals from all Persons as may be required under applicable law that may be or become necessary for the performance of its obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby. To the extent that the assignment of any Acquired Asset or assumption of any Assumed Liability required the consent or approval of any other party and such consent or approval is not obtained prior to the Effective Time (each, a “Nonassignable Item”), unless otherwise agreed in writing by Purchaser, nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign such Nonassignable Item unless and until such consent or approval shall have been obtained. Each Seller Party shall, and shall cause its Affiliates to, use its commercially reasonable efforts to cooperate with Purchaser in obtaining such consents and approvals promptly, provided that no Seller Party shall be required to make any payment in exchange therefor or agree to any material undertakings in connection therewith, and upon obtaining any such consents the relevant Nonassignable Items shall be deemed to automatically transfer to Purchaser without the need for execution of further assignment or conveyance documentation. To the extent permitted by applicable law, each Nonassignable Items shall be held, from and after the Effective Time, by the applicable Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. Notwithstanding anything to the contrary, the Parties agree to treat any Nonassignable Items as being transferred to Purchaser for income Tax purposes and shall not take any position inconsistent with such treatment on any Tax

Return. Seller’s obligations under this Section 7.2(b) with respect to each applicable Nonassignable Item shall terminate upon the earlier of (i) such time that a Nonassignable Item terminates or expires under its own terms; and (ii) Seller obtains the required consent or waiver with respect to the assignment of such Nonassignable Item to Purchaser.
(c)    Subject to the terms of the Confidentiality Agreement, during the period following the date hereof and prior to the Closing, upon reasonable notice and during normal business hours, the Seller Parties shall and shall cause their officers and employees to, (i) afford the officers, employees and authorized agents and other representatives of Purchaser reasonable access to the offices, properties, employees and other representatives, and books and records of the Seller Parties, (ii) furnish to the officers, employees and authorized agents and other representatives of Purchaser such additional financial and operating data and any other information of or related to Seller and the Company Business as Purchaser may from time to time reasonably request and (iii) cause the representatives of the Seller Parties to cooperate with Purchaser and its representatives in their investigation of Seller and the Company Business; provided that (A) any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the Seller Parties; (B) the Seller Parties shall not be required to confer, afford such access or furnish such copies or other information the disclosure of which would contravene applicable law or would reasonably be expected to result in the loss or impairment of attorney-client privilege, in each case after taking into account whether Purchaser is willing to enter into a customary joint defense agreement or similar arrangement or, with respect to competitively sensitive information, whether a clean-team arrangement could resolve any issues with disclosing such information; and (C) the Seller Parties shall not be required to confer, afford such access or furnish such copies or other information related to the negotiation or consideration of this Agreement or the transactions contemplated hereby. In the event the Seller Parties do not provide access or information pursuant to clause (B) above, the Seller Parties will provide notice to the Purchaser that such information is being withheld and the Seller Parties will use their reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that will not violate the applicable privilege or applicable law.
7.3    Post-Closing Payments; Bank Accounts. If, and to the extent that, after the Effective Time, any of the Seller Parties receive any payments for any Accounts Receivable or with respect to any other Acquired Assets (including, without limitation, any such payment that is made into the accounts of Seller with any bank, broker, or other depository institution (the “Bank Accounts”)), the Seller Parties promptly will: (a) pay to Purchaser such amounts; and (b) provide Purchaser with any documents received with such payments. Any such amounts received by the Seller Parties will be held in trust for Purchaser. Any cash (including, without limitation, any cash with respect to Accounts Receivable or any of the other Acquired Assets) paid or deposited into the Bank Accounts by or on behalf of Purchaser is and will remain property of Purchaser and will be held in trust for the benefit of Purchaser.
7.4    Employee Matters.
(a)    No later than fifteen (15) days prior to the Closing Date, Purchaser shall offer employment effective as of the Closing Date to all Persons listed on Exhibit F and any employees hired after the date hereof in compliance with Section 7.1(1)(i) on such terms and conditions of employment as Purchaser may determine, including, with respect to each such employee who is not a Producer or executive officer of Seller, a total compensation opportunity that is no less favorable than the total compensation opportunity afforded to such employee prior to the Closing Date.

(b)    All such employees accepting said offer of employment by signing Purchaser’s new hire documents (the “Purchaser New Hire Documents”) and actually commencing employment shall be referred to herein as “Transferred Employees”.
(c)    To the extent permissible under the terms of the applicable Purchaser Plan (as defined below) and in accordance with applicable law, Purchaser will use commercially reasonable efforts to credit the Transferred Employees with service for time employed by the applicable Seller as set forth on Exhibit F for purposes of (i) vesting for and eligibility to participate in any “employee benefit plan” within the meaning of Section 3(3) of ERISA maintained by Purchaser in which the Transferred Employees are eligible to participate (each, a “Purchaser Plan”), but not for purposes of benefit accruals; and (ii) eligibility and benefit computation for paid time off plans of Purchaser or the applicable USI Company, except, in each case, to the extent it would result in a duplication of benefits for the same period of service. For these purposes, “commercially reasonable efforts” may include the adoption of amendments to such Purchaser Plans, to the extent required by law, to effect the purposes of this Section 7.1(b).
(d)    Seller shall retain all liabilities and obligations (i) arising from or relating to the employment of any Transferred Employees by Seller, (ii) arising from or relating to the employment of any employees of Seller or any of its Affiliates who do not become Transferred Employees, in each case of (i) and (ii), whether such liabilities and obligations arise on, prior to or after the Effective Time and (iii) under or relating to any Employee Plan or any other employee benefit plan, program or arrangement of Seller or any ERISA Affiliate. Purchaser shall be solely liable for all obligations (x) arising from or relating to the employment of any Transferred Employees with Purchaser for periods after the Effective Time, and (y) under or relating to any Purchaser Plan, and, except as otherwise specifically provided herein, shall not assume any obligations or liabilities under or with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administrative or other Contracts pertaining to, any of the Employee Plans.
(e)    Seller and Purchaser agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53, 2004-2 C.B. 320, with respect to wage reporting.
(f)    Purchaser shall from the date hereof to the Closing Date, upon reasonable advance notice to NIS, be allowed to meet with any Producer or any other employee of Seller for the purpose of coming to terms of employment. Seller shall permit Purchaser reasonable access to such Persons to enable Purchaser to present and discuss terms of employment. Seller agrees to facilitate any communications with any such Persons as reasonably requested by Purchaser.
(g)    To the extent that any current or former employee of Seller (other than a Transferred Employee who signs Purchaser New Hire Documents on or before the Closing Date and does not subsequently repudiate or disavow such agreement) has agreed to be bound by any employment agreement, offer letter, confirmation letter, equity or equity-based award agreement, confidentiality agreement, or severance or separation agreement with Seller or any of its Affiliates, in each case with restrictive covenants binding upon such Producer or employee (such agreement, a “Restrictive Covenant Agreement”), (i) Purchaser shall assume and the Seller Parties shall assign (or cause their Affiliates to assign) to Purchaser each such Restrictive Covenant Agreement with a Non-Accepting Employee; and (ii) Purchaser may request that the Seller Parties either assign (or cause their Affiliates to assign) such agreement for any other such Person to Purchaser or assign the rights intended to be rights of Seller, including rights with respect to restrictive covenants, and the obligations intended to be obligations of Seller under the applicable documents (for the avoidance of doubt, excluding obligations under any Employee Plan of Seller) to Purchaser. If such request is made prior to the Closing, the RC Assignment Agreement to be delivered at the Closing shall include such assigned agreement or terms, as applicable. If such request is made after the Closing, the Seller Parties shall comply with any such request within a reasonable time period following such request. The Seller Parties further agree, at Purchaser’s request and sole cost and expense, to seek to enforce the terms of the restrictive covenants contained in the Restrictive Covenant Agreements in an appropriate forum, whether through injunctive relief or other form of available remedy; provided that Purchaser may deduct any such costs and expenses from the Non-Accepting Employee Second Reversal Amount, if any, pursuant to Section 2.4(c).

(h)    For any employees of Seller who are not actively at work on the Closing Date (except for employees on vacation, holiday, sick leave or leave under the Family Medical Leave Act of 1993), Purchaser or one of its Affiliates shall promptly deliver in writing an offer of employment to any such employee if such employee returns to work no later than the earlier of his or her scheduled return date (including any approved extension thereto) and three (3) months following the Closing Date.
(i)    No provision in this Section 7.4 shall (i) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or any other Person other than the Parties hereto and their respective successors and permitted assigns, (ii) create any rights to continued employment with Purchaser or any USI Company, or (iii) constitute or be deemed to constitute an amendment to any Employee Plan, Purchaser Plan or other employee benefit plan, program, policy or arrangement sponsored or maintained by Purchaser or any USI Company.
7.5    Forwarding Services; Migration .
(a)    For six (6) months following the Closing, the Seller Parties shall use commercially reasonable efforts to (a) forward and redirect visitors of domain names and websites used in the Company Business to the domain names and websites provided by Purchaser, (b) forward the email messages associated with employees of Seller to new email addresses provisioned by the Purchaser for such employees and (c) forward and redirect all telephone calls received by telephone numbers used in the Company Business.

(b)    At the Closing, the Seller Parties shall provide Purchaser with access to electronic copies of all archived email associated with the employees of the Company Business, as existing during the 36 months prior to the Closing Date.

7.6    Defense and Prosecution of the Excluded Cases .
(a)    Purchaser Cooperation. After the Closing, Purchaser shall reasonably cooperate with and assist the Seller Parties, upon reasonable request and at the Seller Parties’ expense, in connection with the prosecution and/or defense of the Excluded Cases, including, (i) making reasonable accommodations with respect to the availability of employees of the Company Business who may be called on as witnesses at a deposition and/or trial, (ii) assisting in obtaining the availability of relevant independent contractors who may be called on as witnesses at a deposition and/or trial, (iii) until the latter to occur of the third anniversary of the Closing Date and the final settlement or adjudication of the last Excluded Cases, using commercially reasonable efforts to maintain documents and information that are relevant to the Excluded Cases and included in the Acquired Assets; and (iv) providing requested documents in the possession, custody or control of the Purchaser and included in the Acquired Assets and relevant to the Excluded Cases.
(b)    Disclosure of Confidential Information. In connection with the Seller Parties’ defense or prosecution of the Excluded Cases, and without limiting Section 9.1(a), except to the extent expressly provided herein, no Seller Party will, nor will it cause or permit any of its Affiliates, successors or assigns to, directly or indirectly, use, or disclose to any Person after Closing, any Confidential Information that is included in the Acquired Assets in connection with the Seller Parties’ defense or prosecution of the Excluded Cases, except (i) as may be required by applicable laws, rules, statutes or court orders, and such Seller Party uses reasonable efforts to obtain the entry of an order, injunction, decree, stipulation or award from the relevant court providing for the confidential treatment of any such Confidential Information to be disclosed, (ii) for the purposes of utilizing the services of a litigation consultant or expert who has executed an appropriate confidentiality agreement with respect to any such disclosure of such Confidential Information, or (iii) as may be reasonably necessary for the defense and/or prosecution of the Excluded Cases, provided that before disclosing any such Confidential Information the Seller Parties will require the receiving party to execute a confidentiality agreement.
(c)    Retention of Excluded Case Records. The Seller Parties may make and retain copies of documents and information (in any form or media) included in the Acquired Assets that are relevant to the Excluded Cases, which documents and information it may use in connection with the prosecution and/or defense of the Excluded Cases in accordance with the terms of Section 7.6(b) hereof. Upon the final resolution of the Excluded Cases the Seller Parties will destroy any such information that consists of Confidential Information of the Purchaser or if Purchaser advises the Seller Parties that Purchaser is required to retain such information under applicable laws, rules or regulations, the Seller Parties will return all copies of such Confidential Information to the Purchaser.
(d)    Common Interest. The parties acknowledge and agree that, to the extent that any Privileged Materials are transferred from Seller to Purchaser, whether directly, indirectly inadvertently or otherwise, their rights and obligations under this Agreement create a mutuality and identity of legal interests between them, and they intend to fully preserve and maintain, and do not waive, the protections of all Privileged Materials. In furtherance of such common interest in protecting the Privileged Materials, Purchaser will, at the reasonable request of the Seller Parties, enter into a commercially and legally reasonable agreement with the Seller Parties intended to maintain applicable legal privileges which shall be negotiated in good faith and which shall be in a form mutually acceptable to the Seller Parties and Purchaser on the advice of their respective outside legal counsel.

7.7    Exclusivity. The Seller Parties agree that they will not, and will cause their representatives, directors, officers, and Affiliates not to, (a) enter into or engage in any discussions or negotiations (other than to refer to such Party's inability hereunder to participate in any such discussion) with any third party (other than Purchaser and its representatives) regarding, (b) furnish to any third party (other than Purchaser and its representatives) any information with respect to, or (c) solicit offers from any third party or enter into any letter of intent or similar document or any contract, agreement or commitment providing for, any transaction or series of related transactions involving any acquisition or purchase of all or any equity or assets of Seller, or a merger or similar business combination transaction involving Seller or the Company Business, other than the transactions contemplated hereunder (each, a “Seller Competing Transaction”). The Seller Parties agree, and shall cause their representatives, directors, officers, and Affiliates to inform Purchaser of the identity of any party making an inquiry or proposal relating to any Seller Competing Transaction promptly upon such Party becoming aware thereof.
7.8    Supplemental Disclosure.
(a)    The Seller Parties shall, from time to time prior to the Closing, by notice in accordance with the terms of this Agreement, disclose in writing to Purchaser any matter that would have been required to be set forth or described in the Schedules to ARTICLE 4 (each, a “Supplement”). Each Supplement shall be accompanied by reasonably detailed factual supporting information relating to all matters disclosed therein. For the avoidance of doubt, the delivery of a Supplement shall not been deemed an amendment to the Schedules and shall not affect Purchaser’s rights set forth in this Agreement, including those granted pursuant to Sections 5.6(a) and 10.1(b) and ARTICLE 6.
(b)    If, prior to the Closing and in compliance with the applicable requirements of Section 7.1, a Seller Party (i) enters into a Contract related to the Company Business, (ii) acquires any personal and mixed, tangible and intangible, property related to the Company Business, or (iii) acquires new telephone numbers or electronic mail addresses for use in the Company Business, Seller shall promptly notify Purchaser and provide Purchaser with a copy of such Contract or description of such property, number or address, as applicable. At any time prior to the Closing, Purchaser may, in its sole discretion, upon written notice to the Seller Parties unilaterally amend Schedule 1.1(e), Schedule 1.1(f), or Schedule 1.1(i), as applicable, to include such Contract, property, number or address as an Acquired Asset.
7.9    Post-Closing Arrangement

(a)    For a period of five (5) years following the Closing Date, unless earlier terminated in accordance with Section 7.9(b) (the “Post-Closing Arrangement Term”), (i) Owner agrees to, and agrees to cause its Affiliates to, name Purchaser (or one of its Affiliates) as broker of record on all insurance policies of Owner and its Affiliates included in the aggregate consolidated revenue of Seller for the twelve (12)-month period ending December 31, 2020, and (ii) Owner agrees that it will not, and it will cause its Affiliates to not, terminate or materially reduce their respective business relationships with Purchaser or its Affiliates in favor of any other insurance broker, in the case of each of (i) and (ii), subject to Purchaser and its Affiliates maintaining an overall level of service at least equal, in all material respects, with the overall level of service provided by the Seller to Owner for such services as of the date hereof.  For all other lines of insurance of Owner or any of its Affiliates being serviced at Closing by insurance brokers other than Purchaser, any of its Affiliates or Seller, Owner will, prior to each renewal thereof, permit Purchaser (or one of its Affiliates) to present a proposal to Owner for such other lines of insurance.
(b)    This Section 7.9 may be terminated (i) upon written agreement of the Parties; (ii) by either Party on one hundred and eighty (180) days prior written notice to the other Party; (iii) by Owner, on the one hand, or Purchaser, on the other, for material breach by the other of any of the terms hereof if the breach is not cured within one hundred and twenty (120) days after written notice of breach is delivered to the breaching party; or (iv) by Owner if a majority of its controlling equity interest or substantially all of its properties and assets is acquired by a third party (through a consolidation, merger, interest purchase or similar transaction or series of related transactions), with such termination occurring simultaneously with the closing of such transaction; provided that, Owner may only terminate this Section 7.9 pursuant to Section 7.9(b)(ii) and Section 7.9(b)(iv) if, prior to or concurrently with such termination, Owner pays or causes to be paid to Purchaser an amount equal to $879,646 for each full year remaining in the Post-Closing Arrangement Term (pro-rated for any partial year) (such amount, the “Post-Closing Arrangement Termination Fee”).  If Purchaser validly terminates this Section 7.9 in accordance with Section 7.9(b)(iii), Owner shall promptly, and in any event no later than ten (10) days after such termination, pay to Purchaser the Post-Closing Arrangement Termination Fee. The preceding sentence shall survive any termination of the obligations set forth in this Section 7.9 pursuant to Section 7.9(b)(iii).
7.10    Transaction Bonuses. Purchaser shall pay the Transaction Bonuses to certain Transferred Employees in accordance with the terms and conditions of the Purchaser New Hire Documents entered into between the Purchaser and each such Transferred Employee.
7.11    Insurance. For a period of three (3) years after the Closing, the Seller Parties shall not cancel, modify, terminate or transfer, or agree to the cancellation, modification, termination or transfer of, any Insurance Policy covering the Company Business or the Acquired Assets without obtaining comparable substitute insurance coverage, and with respect to each such Insurance Policy that is a “claims made” policy, securing the extension of the reporting terms for each such Insurance Policy to a date at least three (3) years subsequent to the Closing Date or taking whatever steps the Purchaser may reasonably request in connection with the purchase of a “tail” policy providing for continued coverage of the Company Business and the Acquired Assets for a period extending at least three years following the Closing Date, covering all liabilities accruing with respect to the Company Business and the Acquired Assets prior to the Closing Date.

7.12    Termination and Client Account Transition.
(a)    Promptly (and in any event within one (1) Business Day) following the date hereof, Seller shall notify the Specified Counterparty of the sale of the Company Business to Purchaser pursuant to the terms and conditions hereof, in accordance with the terms of the Company’s agreement (or agreements) with the Specified Counterparty (such agreements, collectively the “Specified Agreements”).
(b)    Seller shall use best efforts to negotiate and enter into a termination agreement with the Specified Counterparty which provides for a transition of all Client Accounts established thereunder, and all revenue associated therewith, to Purchaser at the Closing (the “Specified Termination Agreement”). Prior to sending any draft of the Specified Termination Agreement to the Specified Counterparty, Seller shall provide Purchaser with a reasonable amount of time to review and comment on such draft. Seller shall promptly provide all correspondence and drafts received from Specified Counterparty to Purchaser. Seller shall not enter into any agreement with Specified Counterparty related to the Specified Agreements, including the Specified Termination Agreement, without the prior written consent of Purchaser.
(c)    If the Specified Termination Agreement (in a form acceptable to Purchaser) is not executed at or prior to the Closing, the Lost Revenue Amount shall be deducted from the Closing Consideration to be paid by Purchaser at Closing in accordance with Section 2.2.
7.13    Davevic Termination Agreement. Prior to the Closing, Seller shall use best efforts to terminate the Renewal Policy Commission Agreement, dated July 15, 2020, between Seller and Davevic Benefit Consultants, Inc..
ARTICLE 8.TAXES
8.1    Tax Matters.
(a)    Tax Returns. The Parties acknowledge and agree that the Seller Parties shall be responsible for and shall prepare all Tax Returns of Seller for all periods ending before, on, or after the day of the Effective Time, and Purchaser shall be responsible for and shall prepare the Tax Returns of Purchaser for all periods ending before, on, or after the day of the Effective Time
(b)    Property Taxes. All real and personal property and similar ad valorem Taxes that relate to a Straddle Period shall be apportioned between the Seller Parties, on the one hand, and Purchaser, on the other hand, based on the number of days of such Straddle Period up to and including the day of the Effective Time and the number of days of such Straddle Period after the day of the Effective Time. The Seller Parties shall be responsible for and shall pay, or cause to be paid, the amount of such Taxes attributable to the portion of the Straddle Period ending on the day of the Effective Time.

(c)    Indemnification of Tax Claims. Any other provision of this Agreement notwithstanding: (i) each Seller Party shall jointly and severally indemnify the USI Companies and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to (A) Taxes (or the non-payment thereof) of the Seller Parties and their Affiliates for all taxable periods ending before, on or after the day of the Effective Time, (B) any Taxes relating to the ownership or operation of the Acquired Assets for the taxable periods (or portions thereof) ending on or before the day of the Effective Time (including, for the avoidance of doubt, any “applicable employment taxes,” as defined in Section 2302(d)(1) of the CARES Act, that Seller has elected to defer pursuant to Section 2302 of the CARES Act), including all interest, penalties or other amounts with respect thereto accruing after the day of the Effective Time, and/or (C) any Taxes that may be imposed on Purchaser or any other USI Company under a de facto merger, successor, transferee, bulk sale or similar theory, absolute, contingent or otherwise; (ii) Purchaser shall indemnify the Seller Parties and hold them harmless from and against any loss, claim, liability, expense or other damage attributable to any Taxes relating to the ownership or operation of the Acquired Assets for the taxable periods (or portions thereof) beginning after the day of the Effective Time; and (iii) any indemnification amounts owed by each Seller Party or Purchaser pursuant to this Section 8.1(c) are payable to the other on a dollar-for-dollar basis from dollar one.

(d)    Transfer Taxes. All transfer, documentary, sales, use, stamp, value added, registration and other such Taxes, and recording, filing and other fees (including any penalties and interest), incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the Seller Parties when due, and the Seller Parties shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, value-added, registration and other Taxes and fees.
(e)    Tax Clearance Certificates. If requested by Purchaser, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the Transactions in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate could subject the Purchaser to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Purchaser that such liabilities have been paid in full or otherwise satisfied.
(f)    Tax Sharing Termination. All Tax allocation, sharing, indemnity, or reimbursement Contracts to which any Seller Party is a party (or under which any Seller Party is liable for the Taxes of any other Person as a transferee or successor, by contract or otherwise) with respect to the Company Business or the Acquired Assets shall be terminated as of the Closing Date or amended prior to the Closing Date, such that, in either case, after the Closing Date, neither Purchaser nor any of its Affiliates shall be bound thereby or have any liability thereunder with respect to the Company Business or the Acquired Assets.
8.2    Cooperation. Until the seventh (7th) anniversary of the Closing Date, the Seller Parties shall retain all books, records, data and other documentation not deliverable to Purchaser at Closing that are related to the Company Business or the Acquired Assets. After the Closing Date, each Party (and its Affiliates) shall cooperate and provide reasonable assistance to the other Party (and its Affiliates) in preparing any Tax Returns and preparing for and handling any audits by or disputes with any Tax authorities for any Tax periods for which one Party could reasonably require the assistance of the other Party. Such cooperation shall include the provision of records and information that are reasonably relevant to any such Tax Return, audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
8.3    Tax Treatment of Indemnity Payments. Any payment made pursuant to ARTICLE 6 or Section 8.1(c) shall be treated as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable law.
ARTICLE 9.RESTRICTIVE COVENANTS
9.1    The Seller Parties acknowledge and agree that they each have substantial experience in, and are each fully familiar with the operation of an Insurance Related Business (as defined below), including the need to retain customers and uniquely qualified employees. The Seller Parties acknowledge and agree that substantial and valuable assets are being transferred to Purchaser hereunder that include Confidential Information, relationships with Clients and Active Prospective Clients, and associated Goodwill of Seller, that the relationships which Purchaser (including as a result of this transaction) has with its employees and Producers are significant business relationships necessary for Purchaser to continue to operate the business being acquired hereunder and the Acquired Assets, and that Purchaser, as a result of this transaction, shall be engaged in providing Company Business throughout the Restricted Territory. The Seller Parties further acknowledge and agree that Purchaser and each of the other USI Companies has a reasonable, necessary and legitimate business interest in protecting the aforesaid assets and relationships and businesses, and that due to, among other things, the nature of an Insurance Related Business, the covenants set forth below (including the duration and geographic scope thereof) are reasonable and necessary in order to protect these legitimate business interests. The Seller Parties further acknowledge and agree that the payment of the Final Closing Consideration contemplated under ARTICLE 2 hereof, shall constitute, among other things, full consideration for such covenants, and the associated Goodwill included in the Acquired Assets, that due to the nature of an Insurance Related Business, and in particular the nature of Company Business, the payment of the Final Closing Consideration contemplated under ARTICLE 2 hereof is fair and reasonable in consideration of the Restrictive Covenants set forth herein, and that Purchaser would not have agreed to make such payments in the amounts contemplated therefor under ARTICLE 2 hereof if the time periods set forth in the Restrictive Covenants were shorter or if the Restricted Territory was smaller than the geographic scope set forth herein. In addition, the Seller Parties acknowledge and agree that monetary damages will not be an adequate remedy for any material breach of any of the Restrictive Covenants and that irreparable injury may result to Purchaser and/or the other USI Companies, or their successors in interest. (Reference is made to Section 6.3(c) hereof relating to the rights of the USI Companies to equitable relief for breaches of this Section 9.1.) Accordingly, from and after the Closing, each Seller Party agrees to the following restrictions, provided, however, each Seller Party agrees to be jointly and severally liable for any breach by any other Seller Party:
(a)    No Seller Party will, nor will it cause or permit any of its Affiliates, successors or assigns to, directly or indirectly, use, or disclose to any Person, any Confidential Information of NIS, Purchaser or any other USI Company, or any of the terms of this Agreement and the other documents and agreements contemplated hereunder and negotiations relating hereto and thereto, except (i) with the prior written consent of Purchaser or another USI

Company, as the case may be, (ii) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event such Seller Party shall notify Purchaser or such other USI Company, as the case may be, as promptly as practicable (and, if possible, prior to the making of such disclosure), or (iii) with respect to the terms of this Agreement and negotiations relating thereto, to Seller Parties’ professional advisors who have a need to know such information, provided, however, that the Seller Parties shall ensure that confidential treatment will be accorded to such disclosed Confidential Information by their professional advisors and shall be liable for any disclosure thereof by any such advisor. In addition, the Owner will use commercially reasonable efforts to prevent any such prohibited use or disclosure by any other Seller Party, director, officer, employee, Producer or agent of Seller.
(b)    No Seller Party will, nor will it cause or permit any of its Affiliates, successors or assigns to, directly or indirectly, solicit the provision of any Insurance Related Business from, or provide, accept any offer to provide or otherwise induce the termination or non-renewal of any Insurance Related Business to, any Client or Active Prospective Client; provided, that this Section 9.1(b) shall not prohibit the sale of individual life and/or individual disability policies by Seller or its Affiliates in response to a request initiated by an individual Client or Active Prospective Client as part of such individual’s retail banking relationship with such Person (or, for the avoidance of doubt, the provision of banking and other non-insurance related services that are not described in the definition of Insurance Related Business (taking into account the proviso included in such definition)). The restrictions contained in this subsection (b) shall terminate five (5) years after the Closing Date. For purposes of this subsection (b), a Person’s status as a Client or Active Prospective Client shall be determined as of the date of the activity restricted by this subsection (b).
(c)    Each Seller Party will, and will cause its Affiliates, successors or assigns to, refrain from engaging in a Competing Business, directly or indirectly, which provides any Insurance Related Business within the Restricted Territory. The restrictions contained in this subsection (c) shall terminate three (3) years after the Closing Date. The term “Competing Business” shall mean to engage in any Insurance Related Business including, without limitation, by way of solicitation of, or the acceptance of any offer to provide Insurance Related Business to, any client (whether or not a client of NIS or the USI Companies), Client or Active Prospective Client whether as an equityholder, partner, member of a limited liability company, consultant, independent contractor or any other similar capacity of the foregoing, or otherwise. It is expressly agreed that the foregoing is not intended to restrict or prohibit, and shall not restrict or prohibit, the ownership by such Seller Party of stock or other securities of a publicly-held corporation in which it does not possess beneficial ownership of more than five percent (5%) of the voting stock of such corporation or participate in any management or advisory capacity. “Insurance Related Business” shall mean the business conducted by Seller, and shall also include, without limitation, the sale or brokerage of property and casualty products and services, personal risk insurance products and services, employee benefits products and services and other related consulting and administrative services, risk management and loss control services, third party administration, the analysis of loss exposures and designs, loss reserves and rate reviews, self-insurance consulting, reinsurance and excess stop loss (both specific and aggregate) placement, the management of insurance programs, the management and oversight of, and responsibility for, clients in the insurance brokerage industry; provided, that an “Insurance Related Business” shall exclude (x) the sale of fixed or variable annuity products and services and (y) the sale of personal lines insurance to clients other than Clients and Active Prospective Clients. Notwithstanding the terms of this subsection (c), Seller and its Affiliates will not be prohibited from acquiring or merging with any financial institution or financial services company engaged in a Competing Business at the time the definitive agreement for such acquisition or merger is executed; provided, that if the acquired Competing Business accounts for more than 10% of the revenues of such Person prior to such transaction (based on the latest relevant annual financial statements), Seller will, or, if applicable, will cause its Affiliates to divest a portion of the assets that constitute such Competing Business within 18 months after the consummation of the acquisition such that following such divestment, the applicable Competing Business accounts for less than 10% of the revenues of such acquired Person (measured on a pro forma basis prior to the acquisition of such Competing Business based on the latest relevant financial statements); provided that in all cases, following such acquisition, the acquired business engages in the Competing Business (1) only in compliance with the other restrictions contained in this ARTICLE 9 and (2) only under a name that is not confusingly similar to the name “Northwest Insurance Services.”

(d)    No Seller Party will, nor will it cause or permit any of its Affiliates, successors or assigns to, directly or indirectly, solicit, hire, employ, or otherwise retain the services of any Transferred Employee, or otherwise induce any such employee or independent producer to terminate his or her relationship, or to breach an employment agreement, with any USI Company. The restrictions contained in this subsection (d) with respect to each Seller Party shall terminate five (5) years after the Closing Date.
(e)    No Seller Party will, nor will it cause or permit any of its Affiliates, successors or assigns to, use or grant to any Person the right to use at any time, any of the tradenames, trademarks or services marks (and any derivations thereof) of Seller used in providing Company Business (the “Acquired Marks”), or any similar names, juxtapositions or derivations thereof, without the prior written consent of Purchaser. Promptly following the Closing Date, but in no event later than ten (10) business days, the Seller Parties will change the names of Seller and any of its Affiliates to names that do not include any Acquired Marks or any name or mark similar thereto and make all necessary legal filings with the appropriate Governmental Entities to effect such change. To the extent the Seller Parties or their Affiliates use any Acquired Marks or any derivation thereof on stationery, signage, invoices, receipts, forms, advertising and promotional materials, product, training and service literature and materials, computer programs, websites or on any other materials or in any other manner prior to or at the Closing, all such use shall cease and terminate at the Closing.
(f)    Each of the covenants contained in this ARTICLE 9 are independent of each other, have been separately negotiated, and serve as an independent inducement provided by the Seller Parties for Purchaser to enter into this Agreement and consummate the transactions contemplated hereby. The Seller Parties have carefully reviewed each of these covenants with counsel, and have agreed to them willingly and knowingly, and understand that without them, Purchaser would not have entered into this Agreement and been willing to consummate the transactions contemplated hereby on the terms hereof.

ARTICLE 10.TERMINATION
10.1    Termination . This Agreement may be terminated at any time at or prior to the Closing (the “Termination Date”):
(a)    in writing, by mutual consent of Purchaser and the Seller Parties;
(b)    by written notice by Purchaser or the Seller Parties if the Closing has not occurred on or prior to July 31, 2021; provided that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Closing to have occurred by such time.
(c)    by written notice by Purchaser to the Seller Parties if Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by a Seller Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5.4 or Section 5.6 and such breach, inaccuracy or failure, if capable of being cured, is not cured within twenty (20) days after written notice of breach is delivered to the Seller Parties;
(d)    by written notice by the Seller Parties to Purchaser if the Seller Parties are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5.4 or Section 5.5 and such breach, inaccuracy or failure, if capable of being cured, is not cured within twenty (20) days after written notice of breach is delivered to Purchaser;
(e)    by Purchaser or NIS in the event that:
(i)    there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
(ii)    any Governmental Entity of competent jurisdiction shall have issued an order restraining or enjoining the transactions contemplated by this Agreement, and such order shall have become final and non-appealable.
10.2    Procedure and Effect of Termination. If the Seller Parties or Purchaser wishes to terminate this Agreement pursuant to Section 10.1 then such Party shall deliver to the other Parties a written notice stating that such Party is terminating this Agreement and setting forth a brief description of the basis on which such Party is terminating this Agreement. Subject to the relevant periods and the receiving party’s right to cure pursuant to Section 10.1 (if applicable), any termination of this Agreement under Section 10.1 above will be effective immediately upon the delivery of a valid written notice of the terminating Party to the other Parties hereto. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 9.1(a), solely as such section relates to Confidential Information of Purchaser or any other USI Company, this Section 10.2, and ARTICLE 11, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful and intentional breach of this Agreement by such party prior to such termination.
ARTICLE 11.MISCELLANEOUS
11.1    Amendment, Modification and Waiver. Except as provided in Section 7.9(b), no amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by Purchaser and Seller Parties; provided, however, that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party that is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to be, or shall constitute, a waiver of any other provision hereof (whether or not similar). No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
11.2    Entire Agreement. This Agreement, the agreements contemplated hereunder, the Confidentiality Agreement and, in each case, all schedules and exhibits hereto and thereto expresses the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreements or understandings concerning such subject matter. For the avoidance of doubt, the obligations of Owner and Purchaser under the letter agreement dated as of October 28, 2020 (the “Confidentiality Agreement”) shall survive the Effective Time for the term set forth therein, provided, however, that nothing in the Confidentiality Agreement or this Agreement shall prohibit Purchaser or its Affiliates from using the Confidential Information. In the event of a conflict between the terms of the Confidentiality Agreement and this Agreement, the terms of this Agreement shall control.
11.3    Third-Party Beneficiaries. Subject to Section 11.11, and except as provided for in Section 9.1, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such assigns, any legal or equitable rights hereunder.
11.4    Expenses. All expenses incurred by each of the Parties in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, consultants, counsel and accountants employed by any such Party, shall be borne solely by the Party which has incurred such expense.
11.5    Notice. All written notices, demands and requests of any kind which any Party may be required or may desire to serve upon any other Party in connection with this Agreement shall be in writing and shall be delivered only by (i) personal delivery; (ii) registered or certified mail, in each case, return receipt requested and postage prepaid; (iii) nationally recognized overnight courier, with all fees prepaid; or (iv) e-mail (delivery of which is confirmed). All notices shall be addressed to the Parties to be served as follows:

If to any Seller Party:	Northwest Bancshares, Inc. and Northwest Savings Bank 100 Liberty Street Warren, PA 16365 Attention: William W. Harvey, Jr. Email: bharvey@nwbcorp.com
100 Liberty Street
Warren, PA 16365

Attention: William W. Harvey, Jr.
Email: bharvey@nwbcorp.com

With a copy to:

Luse Gorman, PC
5335 Wisconsin Avenue, N.W., Suite 780
Washington, DC 20015
Attention: Marc Levy and Ned Quint
Email: mlevy@luselaw.com
nquint@luselaw.com

If to Purchaser:	USI Insurance Services LLC 100 Summit Lake Drive Suite 400 Valhalla, NY 10595 Attention: Ernest J. Newborn II and Mary Curley Email: ernest.newborn@usi.com
100 Summit Lake Drive
Suite 400
Valhalla, NY 10595
Attention: Ernest J. Newborn II and Mary Curley
Email: ernest.newborn@usi.com
mary.curley@usi.com

With a copy to:

Arnold & Porter Kaye Scholer LLP 250 W. 55th Street New York, New York 10019 Attention: Thomas Yadlon and Tracy Belton Email: thomas.yadlon@arnoldporter.com
250 W. 55th Street
New York, New York 10019
Attention: Thomas Yadlon and Tracy Belton
Email: thomas.yadlon@arnoldporter.com
tracy.belton@arnoldporter.com
Service of any such notice or demand so made shall be deemed complete on the day of actual delivery thereof as shown by the addressee’s registry or certification receipt or other evidence of receipt, or refusal of delivery. Any Party may from time to time by notice in writing served upon the other as aforesaid designate a different mailing address or a different or additional Person to which all such notices or demands hereafter are to be addressed.
11.6    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by, and construed under, the laws of the State of Delaware, and all rights and remedies shall be governed by said laws, without regard to principles of conflicts of laws. To the fullest extent permitted by law, the Parties hereto agree that any claim, suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the other agreements or transactions contemplated hereby shall only be brought in the state courts in the State of Delaware or the United States District Court for the District of Delaware, and not in any other

State or Federal courts located in the United States of America or any court in any other country, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. To the fullest extent permitted by law, process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.
(b)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
11.7    Severability/Reformation. Should any provision of this Agreement be held unenforceable or invalid under the laws of the United States of America or the State of Delaware, or under any other applicable laws of any other jurisdiction, then the Parties agree that such provision shall be deemed reformed and modified for purposes of performance of this Agreement in such jurisdiction to the extent necessary to render it lawful and enforceable, or if such a reformation or modification is not possible without materially altering the intention of the Parties, then such provision shall be severed herefrom for purposes of performance of this Agreement in such jurisdiction. The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance.
11.8    Public Announcements. No Seller Party, on the one hand, nor Purchaser, on the other hand, shall make any public statements, including any press releases or any other public (or non-confidential) disclosure (whether or not in response to an inquiry), with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably conditioned, withheld or delayed) except as may be required by applicable law or in connection with debt or financing agreements. If a public statement is required to be made by applicable law or in connection with debt or financing agreements, the Parties shall use commercially reasonable efforts to consult with each other in advance as to the contents and timing thereof. Notwithstanding the foregoing, the Parties acknowledge and agree that without prior consultation with or approval of Seller Parties, Purchaser may provide on a confidential basis general information about the subject matter of this Agreement and the Seller Parties in connection with Purchaser and its Affiliates’ fund raising, marketing, informational or reporting activities.
11.9    Headings. All paragraph headings herein are inserted for convenience of reference only and shall not modify or affect the construction or interpretation of any provision of this Agreement.
11.10    Specific Performance The Parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, each Party will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.
11.11    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon each of the Parties hereto and their respective heirs, successors and permitted assigns, and the indemnification provisions of this Agreement shall inure to the benefit of any Seller Indemnitees or Purchaser Indemnitees in accordance with the terms thereof. This Agreement may not be assigned by any Seller Party without the prior written consent of Purchaser, or be assigned by Purchaser without the prior written consent of Owner provided, however, that Purchaser may, without the consent of Owner, assign its rights, interests and obligations under this Agreement to any Affiliate of Purchaser.
11.12    Counterparts. This Agreement, and any amendment hereto, may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. A facsimile or .pdf copy of any such signed counterpart shall be treated and shall have the same force and effect as an originally signed counterpart.
ARTICLE 12.DEFINITIONS
Capitalized terms not defined elsewhere herein shall have the following meanings ascribed to them
“Accountant” has the meaning set forth in Section 2.3(d) hereof.
“Accounts Payable” means any and all accounts payable, trade accounts payable, and other similar obligations (including accrued expenses) of Seller that are related to the period prior to the Effective Time (including any current sales and payroll Taxes of Seller), whether or not reflected on Seller’s Financial Statements, and whether or not Seller has received an invoice therefor.
“Accounts Receivable” means all accounts receivable and other similar rights of Seller that are related to the period prior to the Effective Time, whether or not reflected on Seller’s Financial Statements, and whether or not Seller has issued any invoices therefor.
“Active Prospective Client” means, any Person, or a group of Persons, (i) who or which had been identified with reasonable particularity by Seller (or any of its agents) in the business records of Seller within the twenty-four (24) months prior to the Closing Date as a possible client or customer of Seller, or (ii) to whom a Person (or any of its agents) had communicated within the twenty-four (24) months prior to the Closing Date, in writing or otherwise as set forth in the business records of Seller, with respect to the provision of any services that Seller provides in the conduct of its business.
“Acquired Assets” means all rights, titles and interests of Seller in and to the following assets, properties, rights and interests (whether real, personal or mixed, tangible or intangible, or fixed, contingent or otherwise), owned, licensed or leased by Seller:
(a)    The list of Clients and Active Prospective Clients of Seller, all insurance expirations of Seller and all rights of renewal thereof and any other Client or renewal lists used in connection with providing Company Business, together with associated Goodwill, Confidential Information, files, claim files, books, records, ledgers, correspondence and other usual and customary records, and advertising and promotional materials, studies and reports used in connection therewith. A list of the Clients of Seller as of the date hereof is set forth on Exhibit G to this Agreement;
(b)    The sole right to collect and to retain (i) all insurance commissions collected on or after the Effective Time (including gross retained commissions realized from premiums collected on and after the Effective Time) due to Seller with respect to its Clients, irrespective of the attachment date or billing date of the insurance policies to which such commissions relate, provided, however, that direct bill policies shall be treated as set forth in subsection (c) below, (ii) all service fees due to Seller for any services rendered in connection with the operation of the Acquired Assets and collected on and after the Effective Time by Seller; and (iii) all other commissions (including, but not limited to, profit sharing, override, contingent, supplemental or bonus type commissions), fees or other compensation paid, payable or due to Seller on or after the Effective Time in respect of the Acquired Assets irrespective of the date as of which such commissions, fees or other compensation was accrued or earned;
(c)    With respect to direct bill policies: (i) Seller shall own all commissions on such policies actually received by Seller from insurance carriers before the Effective Time; (ii) Purchaser shall own all such commissions actually received by insurance carriers on or after the Effective Time, regardless of when billed by the insurance carrier; and (iii) Purchaser shall have the sole right to collect and handle all return premiums or other payments due to Seller from insurance companies actually received on or after the Effective Time, and any such amounts paid to Seller shall be collected by Seller on behalf of Purchaser and on the fifteenth day and the last day of each month Seller shall forward to Purchaser any such amounts collected during such period;
(d)    The sole right to collect and retain all contingent commissions, supplemental commissions or similar compensation due to or received by Seller on and after the Effective Time in respect of the Acquired Assets from insurance underwriters in connection with Contracts or other arrangements in effect on the Effective Time providing for such payments to Seller;
(e)    The Contracts listed and described in Schedule 1.1(e), the Assigned Lease(s) and those Contracts assigned pursuant to the RC Assignment Agreement, if any (the “Acquired Contracts”);
(f)    The personal and mixed, tangible and intangible, property of Seller listed on Schedule 1.1(f), including, but not limited to, the office furniture and artwork detailed therein;
(g)    The Acquired Marks and any domain names used in the Company Business;
(h)    Except as otherwise prohibited by law (after giving effect to any consents), all personnel records and files of Seller and its Affiliates with respect to any Transferred Employee;
(i)    All rights and interests in and to Seller’s telephone numbers and electronic mail addresses set forth on Schedule 1.1(i); and

(j)    All rights, claims, causes of action, credits, rights of recovery, rights of recoupment and rights of set-off of Seller of any kind which run in favor of Seller and relate to the Company Business, including under confidentiality, non-disclosure, non-compete, non-solicitation, non-piracy and other restrictive covenant agreements with employees, former employees, Affiliates, former Affiliates, Seller Parties, former members or partners, and agents of Seller.
“Acquired Contracts” has the meaning set forth in the definition of Acquired Assets.
“Acquired Marks” has the meanings set forth in Section 9.1(e) hereof.
“Active Reference Client” means, for each Non-Accepting Employee, each of the Reference Clients of such Non-Accepting Employee who on the second anniversary of the Closing Date is a current client of a USI Company.
“Adverse Consequences” means any damages, penalties, fines, costs, reasonable amounts paid in settlement, liabilities (including, without limitation, any liability which may arise under an alter ego, de facto control, de facto merger, successor, transferee or other similar theory or ground for liability), obligations, Taxes, liens, losses, diminution in value, expenses, fees and court costs and reasonable attorney’s fees and expenses (but specifically excluding punitive and special damages except to the extent paid to third-parties or as may arise in connection with a breach of ARTICLE 9) incurred in connection with any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, injunction, judgment, order, decree or ruling, with appropriate adjustment for insurance proceeds and third party recoveries which are actually received by the affected party.
“Affiliate” means (a) with respect to any Person, any Person controlling, controlled by, or under common control with such Person (or an Affiliate of such Person), where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by Contract, or otherwise, and (b) if such Person is a partnership, any general partner thereof.
“Agreement” has the meaning set forth in the introductory paragraph hereto.
“Allegheny Case” has the meaning set forth in Section 1.2 hereof.
“AMS Financials” has the meaning set forth in Section 4.2(j)(ii) hereof.
“Assigned Leases” means those leases set forth on Schedule 12(a).
“Assignment and Assumption Agreement” has the meaning set forth in Section 5.2(e) hereof.
“Assumed Liabilities” means those obligations with respect to the Acquired Assets arising after the Effective Time, and those liabilities specifically reflected in Net Working Capital solely to the extent reflect therein.
“Bank Accounts” has the meaning set forth in Section 7.3 hereof.

“Bank Owned Properties” means those properties located at the addresses set forth on Schedule 12(b).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity.
“Client” means any Person (including, without limitation, any insured, or any insured to whom or which any sub-producer provides insurances services) to whom or which Seller (or any of its employees or independent contractors on behalf of Seller) has provided, at any time within the twenty-four (24) months ending on the Closing Date, any services that Seller provides in the conduct of Company Business. For purposes of this Agreement, “Client” shall also include, without limitation, any employer, employer group, affinity group, association and any member of any of the foregoing, any individual insured, retail insurance agent or broker, and any insurance carrier or other entity to the extent third party administration claims processing or underwriting is performed by such Person for such carrier or other entity.
“Client Accounts” shall mean the business accounts between Seller and any client of Seller, including, without limitation, any Person who or which is provided any Company Business by Seller as of the Closing Date, regardless of whether such services are provided by, or through the Licenses of, Seller (or any of its agents).
“Closing” has the meaning set forth in Section 5.1 hereof.
“Closing Consideration” has the meaning set forth in Section 2.2 hereof.
“Closing Date” has the meaning set forth in Section 5.1 hereof.
“Closing Leases” has the meaning set forth in Section 5.2(l).
“Closing Net Working Capital” has the meaning set forth in Section 2.3(b) hereof.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company Business” shall mean the sale and/or brokerage of property and casualty insurance products and services, personal risk insurance products and services, employee benefits products and services and other related consulting and administrative services, consulting and risk management products and services (including risk management and loss control, analysis of loss exposure and designs, loss reserves and rate reviews, self-insurance consulting, reinsurance and excess stop loss (both specific and aggregate)), as conducted and proposed to be conducted by Seller, including the placement and management of insurance programs and the management and oversight, and responsibility for, clients and Active Prospective Clients.
“Competing Business” has the meaning set forth in Section 9.1(c) hereof.
“Confidential Information” means any information of a Person, that is not already generally available to the public (unless such information has entered the public domain and become available to the public through fault on the part of the Party to be charged hereunder), all of which the Parties agree shall be deemed to be trade secrets under the governing trade secrets law, including but not limited to: (a) the identity of any Client (including, without limitation, any employer group, retail insurance agent or broker, individual insured, association and any member thereof, and any insurance carrier or other entity to the extent third party administration claims processing or underwriting is performed by a USI Company for such carrier or other entity) whose account constituted a Client Account at any time within the twenty-four (24) months ending on the Closing Date, as well as the identity of any Active Prospective Client as of such date; (b) the identity, authority and responsibilities of key contacts at each such Client and Active Prospective Client; (c) the service cost burden with respect to each such Client and Active Prospective Client; (d) the identities of markets or companies from which insurance coverages or other commitments, benefits or services for clients are obtained; (e) the types of insurance coverages, and/or consulting, third-party administration, employee communication, investment management, managed care, human resource and other services provided or to be provided specifically to any such client or Active Prospective Client, and the internal policies relating thereto; (f) the specific insurance policies purchased by or for such Clients or Active Prospective Clients; (g) the expiration dates, commission rates, fees, premiums and other terms and conditions of such policies; (h) the risk specifications and other characteristics, and claims loss histories of such Clients or Active Prospective Clients; (i) the nature of programs and plans, including their design, funding and administration, demographic characteristics and any other information supplied by, or developed for, such Clients or Active Prospective Clients; (j) operations manuals, prospecting manuals and guidelines, pricing policies and related information, marketing manuals and plans, and business strategies, techniques and methodologies; (k) financial information, including information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports and business plans; (l) technology and e-commerce strategies, business plans and implementations, inventions, algorithms, computer hardware, software and applications (including but not limited to any source code, object code, documentation, diagrams, flow charts, know-how, methods or techniques, associated with the development or use of the foregoing computer software); (m) all internal memoranda and other office records, including electronic and data processing files and records; and (n) any other information constituting a trade secret under the governing trade secrets law.
“Confidentiality Agreement” has the meaning set forth in Section 11.2 hereof.
“Contract” means any executory contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other legally binding commitment or undertaking, whether written or oral.
“Covered Lines” means with respect to each Active Reference Client, those line(s) of Company Business that such Active Reference Client purchased products and services from such Non-Accepting Employee during the 12-month period immediately preceding the Closing Date.
“Covered Revenue” has the meaning set forth in Section 2.4(a) hereof.
“Direct Claim” has the meaning set forth in Section 6.6 hereof.

“Effective Time” has the meaning set forth in Section 5.1.

“Employee Base Purchase Price Adjustment” has the meaning set forth in Section 2.4(b) hereof.
“Employee Plan” has the meaning set forth in Section 4.2(o)(i) hereof.
“Environmental, Health, and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other applicable legal requirements (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including applicable legal requirements relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.
“Equity Rights” means with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock or other equity interests (including partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person, and options, warrants and other securities exercisable or convertible into capital stock or other equity interests of the issuing Person).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any means any trade or business (whether or not incorporated) (a) under common control (within the meaning of Section 4001(b)(1) of ERISA) with Seller or (b) which together with Seller are treated as a single employer under Section 414(t) of the Code.
“Estimated Net Working Capital Excess” has the meaning set forth in Section 2.2 hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” has the meaning set forth in Section 1.2 hereof.
“Excluded Cases” has the meaning set forth in Section 1.2 hereof.
“Excluded Liabilities” has the meaning set forth in Section 1.4 hereof.
“February Balance Sheet” has the meaning set forth in Section 4.2(j)(i) hereof.
“Final Closing Consideration” has the meaning set forth in Section 2.2 hereof.

“Final Net Working Capital” has the meaning set forth in Section 2.3(e) hereof.

“Funds Flow” has the meaning set forth in Section 5.2(k) hereof.
“GAAP” has the meaning set forth in Section 4.2(j)(i) hereof.
“Goodwill” means the expectation of continued patronage from clients and new patronage from prospective clients.
“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether transnational, national, foreign, federal, state, municipal or local, or any arbitrational or mediational tribunal or any quasigovernmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority, including, for the avoidance of doubt, any insurance regulatory authority.
“In-Force Revenue” means, with respect to any Active Reference Client, the Net Commissions and Fees for such Active Reference Client plus (a) amounts from positive endorsements not included in the Net Commissions and Fees that are known to be increased during the Measurement Period (for example, a property manager who acquired a new office building or a manufacturer that opened a new plant); plus (b) any revenue from new policies placed on such Active Reference Client expected for an annual period not already received during the Measurement Period; less (c) the amounts from negative endorsements included in the Net Commissions and Fees for such Active Reference Client that are known to be reduced during the Measurement Period (for example, a property manager that sold an office building or a manufacturer that closes a plant,); and less (d) the amounts included in Net Commissions and Fees for such Active Reference Client that are known to have been lost as they (i) have been taken over by a new insurance broker via a broker of record or (ii) have provided some form of communication indicating that revenue will not continue following the next policy renewal date.
“In-Force Revenue Objection Notice” has the meaning set forth in Section 2.4(d)(ii) hereof.
“In-Force Revenue Objection Period” has the meaning set forth in Section 2.4(d)(ii) hereof.
“In-Force Revenue Statement” has the meaning set forth in Section 2.4(d)(i) hereof.
“Indebtedness” means, whether or not relating to the Company Business, any liability (a) of Seller (i) for borrowed money, including the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties thereon (ii) for money owed under a credit facility, including the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties thereon, (iii) evidenced by any note, bond, debenture or other debt security (including a purchase money obligation), (iv) for the payment of money relating to leases that are required by GAAP to be classified as capitalized lease obligations, (v) for the deferred purchase price or conditional sale of property, goods or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar transactions, in each case to the extent drawn upon or payable and not contingent, but excluding accounts payable incurred in the Ordinary Course of Business to the extent included in Closing Net Working Capital) or (vi) with respect to any earn-out, purchase price, post-closing adjustment or other similar contingent payments under any acquisition or similar agreements (calculated to include the full amount of the potential liability), (b) that would be required to be reflected as indebtedness on a consolidated balance sheet of Seller or any of the foregoing as of the relevant date, (c) consisting of cash overdrafts, book overdrafts or bank account overdrafts of Seller, (d) of others described in clauses(a) through (c) that Seller has guaranteed, or that is recourse to Seller or any of its assets, (e) related to approved and written, but uncashed, checks of Seller, (f) relating to amounts owed by Seller to any of its Affiliates, (g) any Producer deferred compensation plan liability, (h) the full amount of “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) in respect of employees of Seller that have been deferred pursuant to Section 2302 of the CARES Act with respect to any period prior to or ending as of the Effective Time and (i) the employer share of any payroll, social security, unemployment, excise or similar Taxes related to any of the indebtedness referred to in clause (g) above (including, for the avoidance of doubt, the full amount of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that may be deferred pursuant to Section 2302 of the CARES Act).

“Indemnifying Party” has the meaning set forth in Section 6.5(a) hereof.
“Indemnitee” has the meaning set forth in Section 6.5(a) hereof.
“Insurance Policy” has the meaning set forth in Section 4.2(h) hereof.
“Insurance Premium Assets” means all cash and accounts receivable of Seller in each case related to insurance premiums account receivables, net of allowances for doubtful accounts, less advance premiums less commissions included in premium accounts receivable, all determined in accordance with GAAP consistently applied.
“Insurance Premium Liability” means all Accounts Payable of Seller related to insurance premiums, all determined in accordance with GAAP consistently applied.
“Insurance Related Business” has the meaning set forth in Section 9.1(c) hereof.
“Intellectual Property” means any (a) trademark, service mark, trade name, rights in logos, trade dress, domain name or social media account identifier, and any goodwill associated therewith, (b) mask work, invention, patent, trade secret, copyright, moral rights, database rights, rights in designs, rights in confidential information or know how and (c) other intellectual property or proprietary right of any nature, and any claim arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, in each case of clauses (a)-(c) above, whether registered or unregistered, and including any registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof anywhere in the world.
“Knowledge” means, with respect to any Person, the actual knowledge of such Person (including, if such Person is an entity, the actual knowledge of the officers, directors and key employees of such Person) and that knowledge which could have been acquired by such Person after making reasonable inquiry and exercising such due diligence as a reasonably prudent businessperson would have made or exercised in the management of his, her or its business affairs, including inquiry of those officers, directors, employees, agents and representatives of such Person who could reasonably be expected to have knowledge of the matters in question. For the avoidance of doubt, the phrase “Seller Parties’ Knowledge” shall mean the Knowledge of any Seller Party.

“Lease Assignment” has the meaning set forth in Section 5.2(i).
“Leases” has the meaning set forth in Section 4.2(f)(i) hereof.
“Licenses” has the meaning set forth in Section 4.2(t) hereof.
“Lost Revenue Amount” means the amount set forth on Schedule 12(d) hereof.
“Lost Revenue Reversal Amount” means the amount set forth on Schedule 12(d) hereof.
“Low-Rated Carrier” has the meaning set forth in Section 4.2(u) hereof.
“Material Adverse Effect” means any event, occurrence, fact, condition, change, circumstance or effect that has occurred that (i) has had, or could reasonably be expected to have, individually or in the aggregate with any other event, occurrence, fact, condition, change, circumstance or effect, a materially adverse effect upon the Company Business taken as a whole or (ii) would prevent, materially impair or delay the Seller Parties’ ability to perform or comply with its obligations under this Agreement or to consummate any of the transactions contemplated by this Agreement on a timely basis, other than events, occurrences, facts, conditions, changes, circumstances or effects resulting from or relating to (a) general economic or market conditions affecting the industry or markets of the Company Business, (b) the announcement of the transactions contemplated by this Agreement, (c) (i) the execution of or the taking of any action expressly required by this Agreement or the taking of any action requested in writing by Purchaser or (ii) the consummation of the transactions contemplated by this Agreement, (d) any changes in applicable Laws or accounting rules (including GAAP), (e) any national or international political conditions, including the engagement by any jurisdiction in which Seller conducts the Company Business in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or escalation of any military or terrorist attack, (f) pandemics, epidemics, or outbreaks (including, without limitation, the COVID-19 pandemic) or (g) earthquakes, hurricanes, tornadoes or other natural disasters or (h) general financial, banking, securities or capital market conditions, including interest rates or market prices, or changes therein, or (i) any failure by Seller to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), unless in the case of each of clauses (a) and (d)-(h) such changes have had or could reasonably be expected to have a disproportionate impact upon the Company Business taken as a whole, relative to other participants in the industries in which Seller conducts the Company Business.
“Material Agreements” has the meaning set forth in Section 4.2(p) hereof.

“Measurement Period” means the twelve month period immediately preceding the second anniversary of the Closing Date.
“Net Commissions and Fees” means, with respect to any Active Reference Client, an amount equal to (a) all commissions and fees received by Purchaser during the Measurement Period on such applicable Active Reference Client within the Covered Lines, less (b) (i) commissions, fees and overrides paid or due to producers who are not employed by Purchaser or any other USI Company, or co- or sub-brokers with respect to the commissions and fees included in clause (a); and (ii) return commissions. “Net Commissions and Fees Revenue” shall exclude: (w) commissions or fees received by Purchaser on Active Reference Client accounts relating to non-recurring business; (x) any overrides or profit sharing, contingent, supplemental or other bonus commissions or fees; (y) interest and investment income and (z) any commissions and fees received outside of the Covered Lines.
“Net Working Capital” means the amount of working capital of Seller as of the Effective Time without giving effect to the transactions occurring as part of the Closing calculated and determined using the accounting principles, practices and methodologies used in the preparation of the February Balance Sheet, and if not addressed in such principles, practices and methodologies, GAAP, subject to the specific notes and exclusions set forth in the Working Capital Schedule included in Schedule 12(c), which amount shall include (i) Insurance Premium Assets and other current assets that are part of the Acquired Assets and (ii) the Insurance Premium Liabilities and all Accounts Payable and other accrued current liabilities of Seller relating to the Acquired Assets. For purposes of calculating Net Working Capital, (x) Tax assets and Tax liabilities will not be taken into account, (y) there will be no accrual for direct bill receivables and (z) all cash will be excluded.
“NIS” has the meaning set forth in the preamble.
“Non-Accepting Employee Adjustment Amount” has the meaning set forth in Section 2.4(a) hereof.
“Non-Accepting Employee” has the meaning set forth in Section 2.4(b) hereof.
“Non-Accepting Employee First Reversal Amount” has the meaning set forth in Section 2.4(b).
“Non-Accepting Employee Second Reversal Amount” has the meaning set forth in Section 2.4(c) hereof.
“Nonassignable Item” has the meaning set forth in Section 7.2(b) hereof.
“Objection Notice” has the meaning set forth in Section 2.3(c) hereof.
“Objection Period” has the meaning set forth in Section 2.3(c) hereof.
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency), but in no event shall such term include any professional error or omission, or any act or event creating a severance obligation, wrongful discharge claim or similar liability.

“Owner” has the meaning set forth in the preamble.
“Party” has the meaning set forth in the preamble.
“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a limited liability company, limited liability partnership, or a Governmental Entity.
“Post-Closing Arrangement Term” has the meaning set forth in Section 7.9(a).
“Post-Closing Arrangement Termination Fee” has the meaning set forth in Section 7.9(b).
“Preliminary Net Working Capital” has the meaning set forth in Section 2.3(a) hereof.
“Privileged Materials” means any communication to or from any Seller Party or their respective Affiliates, officers, employees and directors, or any books, records, or other documents that consist of or contain the substance of such communication that falls within the definition of any attorney-client privilege or attorney work product privilege under applicable law, including without limitation, all communications between any attorney and any Seller Party or their respective Affiliates, officers, employees and directors that include a request for legal advice, the expression of legal advice, or that provide information requested by an attorney to assist that attorney in providing legal advice, as well as all written or oral materials prepared by or for an attorney in the course of legal representation, or that contain the mental impressions of an attorney, in preparation for, or in anticipation of, litigation, in each case to the extent related to any issue, fact or circumstance relevant to the Excluded Cases.
“Producers” has the meaning set forth in Section 4.2(s)(i) hereof.
“Production Statements” has the meaning set forth in Section 4.2(k) hereof.
“Purchase Price” has the meaning set forth in Section 2.1 hereof.
“Purchaser” has the meaning set forth in the preamble.
“Purchaser Officer’s Certificate” has the meaning set forth in Section 5.5(c) hereof.
“Purchaser Indemnitees” has the meaning set forth in Section 6.3(a) hereof.
“Purchaser Plan” has the meaning set forth in Section 7.4(c) hereof.
“Reference Clients” has the meaning set forth in Section 2.4(a) hereof.
“Restricted Territory” means each of the following locations, and the surrounding twenty-five (25) mile radius: (i) 340 South Main Street, Butler, PA, (ii) 58 Derrick Road, Bradford, PA, (iii) 800 State Street, 8th and State Street, Erie, PA, (iv) 7 West Third Street, Jamestown, NY, (v) 3517 Union Road, Cheektowaga, NY, (vi) 932 Diamond Park, Meadville, PA, (vii) 237 Second Avenue, Warren, PA and (viii) 69 East Main Street, North East, PA.

“Restrictive Covenant Agreement” has the meaning set forth in Section 7.4(g) hereof.

“Restrictive Covenants” means the covenants of the Seller Parties contained in ARTICLE 9 hereof.
“RC Assignment Agreement” has the meaning set forth in Section 5.2(j) hereof.
“Scheduled Employee” has the meaning set forth in Section 2.4(a).
“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, claim, interest, assignment, hypothecation, title retention, security interest or other security agreement or similar arrangement of any nature whatsoever.
“Seller” has the meaning set forth in the preamble.
“Seller Competing Transaction” has the meaning set forth in Section 7.7.
“Seller Indemnitees” has the meaning set forth in Section 6.2 hereof.
“Seller Parties Fundamental Representations and Warranties” means those representations and warranties set forth in Section 4.1(a) (Capitalization); Section 4.1(b) (Authority; Enforceability); Section 4.1(c) (No Conflicts); Section 4.1(e) (Litigation and Claims); Section 4.2(a) (Organization; Authority; Enforceability; No Subsidiaries); Section 4.2(b) (No Conflicts); Section 4.2(e) (Title); Section 4.2(n)(iii) (Employees); Section 4.2(v) (Compliance with Premium Trust Funds Laws); and Section 4.2(bb) (Brokers, Finders and Agents).
“Seller Parties’ Officer’s Certificate” has the meaning set forth in Section 5.6(d)hereof.
“Seller Party” has the meaning set forth in the preamble.
“Seller Intellectual Property” has the meaning set forth in Section 4.2(g)(i) hereof.
“Seller’s Financial Statements” has the meaning set forth in Section 4.2(j)(i) hereof.
“Seller’s Software” has the meaning set forth in Section 4.2(g)(iii) hereof.
“Specified Counterparty” means the counterparty set forth on Schedule 12(d) hereof.
“Specified Agreements” has the meaning set forth in Section 7.12(a) hereof.
“Specified Termination Agreement” has the meaning set forth in Section 7.12(a) hereof.
“Straddle Period” means any taxable period beginning on or before and ending after the day of the Effective Time.

“Subsidiary” or “Subsidiaries” means any and all corporations, partnerships, limited liability companies, joint ventures and other entities, whether incorporated or incorporated, of which at least a majority of the securities, or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly, owned by any Person or by any one or more of such Person’s subsidiaries.

“Tail Coverage” has the meaning set forth in Section 5.2(f) hereof.
“Tax” means (a) any U.S. federal, state, local or non-U.S. and other tax, including, without limitation, income, gross receipts, payroll, employment, excise, premium, franchise, withholding, social security (or similar tax), unemployment, real property, personal property, sales, use, transfer, alternative or add-on minimum (including taxes under Code Sec. 59A), profits, escheat, capital gains, documentary, disability, registration, recording, license, lease, stamp, occupation, estimated or other tax of any kind whatsoever, together with any interest, penalty or addition imposed in connection thereto or in connection with any Tax Return, in each case, whether disputed or not and (b) any liability for any Tax described in clause (a) above as a result of being a member of a consolidated, combined, unitary or affiliated group (including pursuant to Treasury Regulation Section 1.1502-6 or any predecessor or successor thereof or any comparable provisions of law); by reason of any agreement, contract or arrangement; as a transferee or successor; or otherwise.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Date” has the meaning set forth in Section 10.1 hereof.
“Third-Party Claim” has the meaning set forth in Section 6.5(a) hereof.
“Transaction Bonus” means the sum of the bonus amounts set forth on Exhibit H, solely to the extent that each such amount is, at the Effective Time, owed by Purchaser pursuant to the terms and conditions of the Purchaser New Hire Documents entered into between Purchaser and such Transferred Employee (if any).
“Transferred Employees” has the meaning set forth in Section 7.4(b) hereof.
“Trust Cash” means cash collected and held (as cash or cash equivalents) on behalf of insurance carriers for premium payments from client insureds for the Company Business. Trust Cash is calculated as follows: (a) insurance company payables (including any surplus lines taxes payable) minus (b) agency bill receivables (in the case of this clause (b), calculated exclusive of agency fees and net of (i) any reserves for uncollected receivables and (ii) advances where payments have been made to a carrier prior to the collection of the receivable).
“USI Companies” or “USI Company” means USI Advantage Corp., a Delaware corporation and the indirect parent company of Purchaser, its Subsidiaries, any entity under the control (as defined in Rule 12b-2 of the regulations promulgated under the Exchange Act, without regard to whether any Party is a “registrant” under such Act) of USI, Inc., and any of their respective successors or assigns.

“Warren Appeal” has the meaning set forth in Section 1.2.
“Warren Case” has the meaning set forth in Section 1.2.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
                 PURCHASER:
                     USI INSURANCE SERVICES LLC

By:	/s/ Ernest Newborn II
Name: Ernest Newborn II
Title: Senior Vice President & General Counsel

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

NIS:

THE BERT COMPANY (DOING BUSINESS AS NORTHWEST INSURANCE SERVICES)

By:	/s/ Douglas H. Bert
Name: Douglas H. Bert
Title: President

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

OWNER:

NORTHWEST BANK

By:	/s/ Ronald J. Seiffert
Name: Ronald J. Seiffert
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

LIST OF EXHIBITS
EXHIBIT A    Form of Bill of Sale
EXHIBIT B    Form of Assignment and Assumption Agreement
EXHIBIT C    Form of Lease Assignment
EXHIBIT D    Form of RC Assignment Agreement
EXHIBIT E-1 - E4    Form of Closing Leases
EXHIBIT F    Employment List
EXHIBIT G    Producers/Client Accounts
EXHIBIT H    Transaction Bonuses

LIST OF SCHEDULES

SCHEDULE 1.1(e)                Acquired Contracts
SCHEDULE 1.1(f)                Acquired Personal Property
SCHEDULE 1.1(i)                Acquired Seller Contact Information
SCHEDULE 1.4                Excluded Liabilities
SCHEDULE 2.4                 Employee Base Purchase Price Adjustment
SCHEDULE 4.2(a)                Services
SCHEDULE 4.2(e)                Title
SCHEDULE 4.2(f)(i)                Leases
SCHEDULE 4.2(g)(i)                Seller’s Intellectual Property
SCHEDULE 4.2(g)(iii)            Seller’s Software
SCHEDULE 4.2(h)                Insurance
SCHEDULE 4.2(i)                Tax Contracts and Liability
SCHEDULE 4.2(j)(i)                Seller’s Financial Statements
SCHEDULE 4.2(j)(ii)                Seller’s AMS Financials
SCHEDULE 4.2(j)(iv)            Trust Cash
SCHEDULE 4.2(k)                Production Statements
SCHEDULE 4.2(n)                Employees
SCHEDULE 4.2(o)(i)                Employee Plans
SCHEDULE 4.2(o)(v)            Triggered/Accelerated Employee Plans
SCHEDULE 4.2(p)(i)                Material Agreements
SCHEDULE 4.2(p)(ii)            Material Agreements- Consents
SCHEDULE 4.2(s)                Producers
SCHEDULE 4.2(t)                Licenses
SCHEDULE 4.2(u)                Low-Rated Carrier
SCHEDULE 4.2(x)                Appointments
SCHEDULE 7.1                Conduct of Company Business
SCHEDULE 12(a)                Assigned Leases
SCHEDULE 12(b)                Bank Owned Properties
SCHEDULE 12(c)                Net Working Capital Schedule
SCHEDULE 12(d)    Specified Counterparty and Lost Revenue